UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BILL BARRETT CORPORATION

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1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

to be held May 6, 2014

8:00 a.m. (Denver time)

Bill Barrett Corporation 1099 18th Street, Suite 2300 Denver, CO 80202

(1)  To elect six directors;

(2)  To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”);

(3)  To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

(4)  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote if you were a shareholder of record at the close of business on the record date, March 17, 2014.

Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the Important Notice Regarding the Availability of Proxy Materials.

A copy of our 2013 annual report can be obtained by following the instructions on the Important Notice Regarding the Availability of Proxy Materials.

An Important Notice Regarding the Availability of Proxy Materials will be mailed to you on or about March 26, 2014. The Notice will provide instructions on how to access this proxy statement, any accompanying proxy card or voting instruction form and our 2013 annual report, as applicable, via the Internet and/or how to request a printed copy of these materials.

The Board of Directors recommends shareholders vote FOR each of the director nominees and FOR Proposals 2 and 3.

ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

By Order of the Board of Directors

/s/ Kenneth A. Wonstolen

Kenneth A. Wonstolen

Secretary

Denver, Colorado

March 26, 2014

1099 18th Street, Suite 2300 Denver, Colorado 80202 (303) 293-9100

PROXY STATEMENT

For the Annual Meeting of Shareholders to be held May 6, 2014

This proxy statement is provided in connection with the solicitation of proxies on behalf of the Board of Directors of Bill Barrett Corporation, a Delaware corporation, to be voted at our annual meeting of shareholders to be held at 8:00 a.m. (Denver time) on May 6, 2014 at Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202, or at any adjournment or postponement of the meeting. We anticipate that the Important Notice Regarding the Availability of Proxy Materials will be first mailed or given to shareholders on or about March 26, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 6, 2014. This proxy statement is available at www.envisionreports.com/BBG.

ABOUT THE MEETING

What is the purpose of the meeting?

The purpose of the meeting is:

1.	To elect Carin M. Barth, Kevin O. Meyers, Jim W. Mogg, Edmund P. Segner, III, Michael E. Wiley, and R. Scot Woodall as directors of the Company to hold office until the annual meeting of stockholders to be held in the year 2015 and thereafter until their successors are duly elected and qualified;

2.	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”);

3.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Am I entitled to vote at the meeting?

Only shareholders of record on March 17, 2014, the record date for the meeting, are entitled to receive notice of and to vote at the meeting. As of the close of business on March 17, 2014, there were 49,807,389 outstanding shares of common stock entitled to vote at the meeting, with each share of common stock entitling the holder of record on such date to one vote.

Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we furnish our proxy materials to our shareholders over the Internet, rather than mailing printed copies of those materials to each shareholder. Each shareholder who receives an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) has the right to vote on all matters presented at the meeting.

You will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice provides instructions as to how you may access and review a copy of our proxy materials on the Internet, including this proxy statement and our annual report. The Notice also includes instructions for requesting a printed copy of the proxy materials. If you share an address with another shareholder and have received only one Notice, follow the instructions on the Notice to request a separate copy of these materials to be sent to you at no cost. Beneficial owners (as described below) may contact their broker, bank or other nominee to request a separate copy of these materials.

Can I vote my shares by filling out and returning the Important Notice Regarding the Availability of Proxy Materials?

No. The Important Notice Regarding the Availability of Proxy Materials only identifies the items to be voted on at the meeting. You cannot vote by marking the Important Notice Regarding the Availability of Proxy Materials and returning it. The Notice provides instructions on how to cast your vote. For additional information, please see “—What are the different methods that I can use to vote my shares of common stock?” below.

What is the difference between holding shares as a “shareholder of record” and holding shares as “beneficial owner” (or in “street name”)?

Most shareholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by telephone or via the Internet, or to vote in person at the meeting. For additional information, please see “—What are the different methods that I can use to vote my shares of common stock?” below.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and the Important Notice Regarding the Availability of Proxy Materials is being forwarded to you by your broker, bank or nominee (who is considered the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

What are the different methods that I can use to vote my shares of common stock?

Shareholder of Record: If you are a shareholder of record, there are several ways for you to vote your shares, as follows:

By Written Proxy: Shareholders of record who have specifically requested and received printed proxy materials can vote their shares by marking, signing and timely returning the proxy card that is enclosed with the printed proxy materials.

By Telephone or Via the Internet: Shareholders of record who received the Important Notice Regarding the Availability of Proxy Materials can vote their shares by telephone or via the Internet by following the instructions provided in the Notice. Shareholders of record who vote by telephone or via the Internet need not return a proxy card by mail.

In Person: All shareholders of record may vote in person at the annual meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owner: Beneficial owners should have received the Important Notice Regarding the Availability of Proxy Materials or voting instructions from your broker, bank or other nominee. Beneficial owners must follow the instructions in the Notice or voting instructions provided by your broker, bank or nominee in order to direct such broker, bank or other nominee as to how to vote your shares. The availability of telephone and Internet voting depends on the voting process of such broker, bank or nominee. Street name or beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.

What are my voting rights as a shareholder?

Shareholders are entitled to one vote for each share of our common stock that they own as of the record date. Shareholders may not cumulate their votes in the election of directors.

Can I change my vote?

Yes. A shareholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the meeting and voting in person. Shareholders who vote by the Internet or by telephone may change their votes by re-voting by telephone or the Internet within the time periods listed above. A shareholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.

What constitutes a quorum?

Shareholders representing a majority of all the shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 17, 2014, the record date for the meeting, there were 49,807,389 shares of our common stock outstanding.

What are your Board’s recommendations?

Our Board recommends a vote:

•	“FOR” each of the six nominees for election as directors;

•	“FOR” the proposal to approve an advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”); and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014.

If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

What vote is required to approve each proposal?

The affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. As a result, the six nominees for election as directors who receive the greatest number of votes will be elected directors. Withheld votes, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

Approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers (“say-on-pay”) requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of the holders of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the ratification.

The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated on the proxies. Unless otherwise directed, the shares represented by proxies will be voted “FOR” the election of the nominees for director, “FOR” approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers, and “FOR” ratification of the appointment of Deloitte & Touche LLP. Votes at the annual meeting of shareholders are counted by the Inspector of Election appointed by the chairman of the meeting.

Other Information

A copy of our annual report for the year ended December 31, 2013 may be obtained by following the instructions on the Important Notice Regarding the Availability of Proxy Materials. None of the information contained in our annual report is proxy solicitation material.

We will bear the expense of soliciting proxies. Our officers, directors, and employees may solicit proxies, but without compensation for that solicitation other than their regular compensation as our employees. Arrangements also will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by those persons. We may reimburse those persons for reasonable out-of-pocket expenses incurred by them in forwarding such solicitation materials. All expenses involved in preparing, assembling, and mailing this proxy statement and the enclosed material will be paid by us.

Unless the context indicates otherwise, the terms “us,” “we,” “our,” or the “Company” will be used in this proxy statement to include Bill Barrett Corporation and all of its subsidiaries that existed during the period of reference.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Certificate of Incorporation was amended and restated in May 2012 to provide for the elimination of the classification of our Board of Directors and the annual election of directors following the expiration of the respective three year term of each director in effect immediately prior to that amendment. Thereafter, directors will serve annual terms until their successors are duly elected and qualified. Jim W. Mogg and Michael E. Wiley currently serve as the Class I directors until the annual meeting to be held on May 6, 2014; Carin M. Barth, Kevin O. Meyers, Edmund P. Segner, III, and R. Scot Woodall currently serve on an annual term as directors until the annual meeting to be held on May 6, 2014; and William F. Owens and Randy I. Stein currently serve as the Class II directors until the annual meeting to be held in 2015.

On behalf of the Board of Directors, the Nominating and Corporate Governance Committee of the Board of Directors nominated Carin M. Barth, Kevin O. Meyers, Jim W. Mogg, Edmund P. Segner, III, Michael E. Wiley, and R. Scot Woodall for election to the Board. The Board of Directors recommends that each of Carin M. Barth, Kevin O. Meyers, Jim W. Mogg, Edmund P. Segner, III, Michael E. Wiley, and R. Scot Woodall be re-elected to the Board of Directors, to hold office until the 2015 annual meeting of shareholders, and thereafter until each of their successors is elected and qualified or his or her earlier resignation or removal. Biographical information concerning each nominee and our other directors and executive officers is set forth below under “Directors and Executive Officers.”

Assuming the presence of a quorum, the affirmative vote of a plurality of the shares voted at the meeting is required to elect each director. Cumulative voting is not permitted in the election of directors. Consequently, each shareholder is entitled to one vote for each share of common stock held in the shareholder’s name on each matter. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote the shares represented by that proxy for Carin M. Barth, Kevin O. Meyers, Jim W. Mogg, Edmund P. Segner, III, Michael E. Wiley, and R. Scot Woodall. For purposes of the election of directors, withheld votes, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum.

Each of the nominees named above has consented to be named in this proxy statement as a nominee for director and to serve on the Board of Directors if elected. It is not anticipated that any of the nominees will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election of such other person or persons as the Board of Directors or the Nominating and Corporate Governance Committee may recommend.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF CARIN M. BARTH, KEVIN O. MEYERS, JIM W. MOGG, EDMUND P. SEGNER, III, MICHAEL E. WILEY, AND R. SCOT WOODALL AS DIRECTORS.

Directors and Executive Officers

The following table sets forth, as of March 17, 2014, the names of our directors and our executive officers, their respective positions and ages, and the year in which each director was initially elected as a director. Previously, each director has been elected to serve for a three year term until the corresponding annual meeting of shareholders and thereafter until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Because our certificate of incorporation was amended and restated in May 2012 to provide for the annual election of all directors, all directors will stand for election annually once their respective terms expire. Additional information concerning each of these individuals, including the experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to determine that each should serve as a director, follows the table.

	Age	Position	Year First Elected As Director
Executive Officers
R. Scot Woodall	52	Chief Executive Officer, President and a Director	2013
Robert W. Howard	59	Chief Financial Officer and Treasurer	—
Larry A. Parnell	51	Senior Vice President—Engineering, Planning and Business Development	—
Stephen W. Rawlings	59	Senior Vice President—Operations	—
David R. Macosko	52	Senior Vice President—Accounting	—
Kenneth A. Wonstolen	62	Senior Vice President—General Counsel and Secretary	—

Non-Employee Directors
Carin M. Barth(2)(3)	51	Director	2012
Kevin O. Meyers(1)(3)(4)	60	Director	2011
Jim W. Mogg(2)(3)(4)	65	Chairman	2007
William F. Owens(2)(3)	63	Director	2010
Edmund P. Segner, III(1)(2)(4)	60	Director	2009
Randy I. Stein(1)(3)	60	Director	2004
Michael E. Wiley(1)(2)(4)	63	Director	2005

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Member of the Reserves and EHS Committee.

Executive Officers

R. Scot Woodall. Mr. Woodall has served as our Chief Executive Officer and President since January 2013 and as Chief Operating Officer since July 2010. Mr. Woodall became a director of the Company in May 2013. He served as our Executive Vice President—Operations from February 2010 until July 2010 and as our Senior Vice President—Operations from April 2007 until February 2010. Mr. Woodall received a Mechanical Engineering degree from Louisiana State University in 1984. He received much of his technical training and operations experience while employed at Amoco. He was exposed to a variety of basins and operating environments at multiple field, district, and regional Amoco offices. Mr. Woodall later worked at Snyder Oil and Forest Oil companies holding a variety of operations and asset management positions and served as Senior Vice President—Western US for Forest Oil

Corporation from 2004 to April 2007. Mr. Woodall has over 29 years of industry experience. His technical training and wide-ranging experience in both operations and management, as well as his intimate knowledge of the Company’s assets and people, provide Mr. Woodall with strong credentials as our Chief Executive Officer and President and as a director.

Robert W. Howard. Mr. Howard has served as our Chief Financial Officer and Treasurer since March 30, 2007. He served as Chief Financial Officer for Quantum Resources, a private oil and gas company headquartered in Denver, from May 2006 until March 2007. Previously, Mr. Howard served from January 2002 through May 2006 in various executive positions for the Company, including Executive Vice President—Finance and Investor Relations and Treasurer from February 2003 until May 2006 and as Chief Financial Officer from our inception in January 2002 until February 2003. From August 2001 until December 2001, Mr. Howard served as Vice President—Finance and Administration and a director of AEC Oil & Gas (USA) Inc., an indirect subsidiary of Alberta Energy Company, Ltd., an oil and gas exploration and development company that subsequently was merged into PanCanadian Energy Corporation and then renamed EnCana Corporation. From 1984 through its sale in 2001, Mr. Howard served in various positions at Barrett Resources, including as Senior Vice President—Investor Relations and Corporate Development and Senior Vice President Accounting and Finance and Treasurer.

Larry A. Parnell. Mr. Parnell has served as Senior Vice President—Engineering, Planning and Business Development since February 2013 and previously served as Senior Vice President—Business Development from March 2012 through January 2013 and as Vice President—Business Development from August 2010 through February 2012. Prior to joining Bill Barrett Corporation, Mr. Parnell was Business Development Manager with Pioneer Natural Resources, an oil and natural gas exploration and production company, from 2005 until August 2010, where he led a multidiscipline organization responsible for business development strategy and execution. He also served as Business Development Manager and Planning / M&A Advisor for Hess Corporation, a publicly traded oil and gas company, from 2000 until 2005. Previously, Mr. Parnell served globally for sixteen years in various engineering, operations and new ventures positions at the Atlantic Richfield Company, a formerly publicly traded integrated energy company that was acquired by BP. He serves on the Board of Advisors for the Western Energy Alliance, as well as the Global Energy Management program at the University of Colorado—Denver.

Stephen W. Rawlings. Mr. Rawlings has served as our Senior Vice President—Operations since December 2010. Previously, Mr. Rawlings served as Division Operations Manager for Samson Resources from December 2009 to December 2010 and as Production Manager for Forest Oil Corporation from 2001 to October 2009. In these positions, he managed both office and field personnel. Mr. Rawlings has 34 years of oil and gas experience as a petroleum engineer with both major and independent producing companies, including seven years with Tenneco Oil and two years with Gulf Oil.

David R. Macosko. Mr. Macosko has served as our Senior Vice President—Accounting since February 2010 and previously served as our Vice President—Accounting from May 2006 until February 2010. Mr. Macosko has served as our Controller since June 2005 and previously served as Manager—Operations Accounting from 2003 until May 2005. Prior to joining the Company, Mr. Macosko served in various accounting capacities at other oil and gas companies.

Kenneth A. Wonstolen. Mr. Wonstolen has served as Senior Vice President—General Counsel since August 2013. Prior to joining Bill Barrett Corporation, Mr. Wonstolen served as Senior Counsel at the law firm Beatty & Wozniak, P.C. since 2009. Mr. Wonstolen has more than 30 years of experience in the oil and natural gas industry, including serving as corporate counsel and officer at Gerrity Oil & Gas Corporation and corporate counsel at Patina Oil & Gas Corporation, its successor. Mr. Wonstolen has special expertise in asset transactions and associated due diligence, environmental management and compliance, conservation matters such as spacing and pooling, complex surface use agreements, litigation and public affairs. He has testified before the U.S. Congress on a variety of subjects, is the author of numerous articles and has been named a “Best Lawyer in America” in the oil and gas category.

Non-Employee Directors

Carin M. Barth. Ms. Barth has served as a director since July 2012. Ms. Barth has also served as a director of Western Refining, Inc., a publicly traded oil refiner, since 2006, Strategic Growth Bancorp, Inc., a privately held bank holding company, since 2010, and Capital Bank, SSB, an affiliate of Strategic Growth Bancorp, since May 2010. Additionally, Ms. Barth was a director of the Texas Public Finance Authority from 2006 to 2008, Amegy Bancorporation, Inc., a financial holding company that was publicly traded until its acquisition in 2005 by Zions Bancorporation, from 2001 to 2009, and Encore Bancshares, Inc., a publicly traded financial holding company, from 2009 to 2012. Ms. Barth served as Chief Financial Officer of the U.S. Department of Housing and Urban Development, from 2004 to 2005. Ms. Barth is the Co-Founder of LB Capital, Inc., a private capital company, and has served as its President since 1988. Ms. Barth has served as a Commissioner of the Texas Department of Public Safety since 2008. Ms. Barth’s experience in varied financial matters, including as Chief Financial Officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her board service on numerous public and private company boards are key attributes, among others, which make her well qualified to serve as a director of the Company.

Kevin O. Meyers. Dr. Meyers has served as a director since December 2011. Dr. Meyers served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2009 until 2010. He also served as President of ConocoPhillips Canada from 2006 to 2009, and served as President for several other ConocoPhillips predecessor companies from 2000 through 2006. Dr. Meyers has an impressive academic education, coupled with a strong oil and gas exploration and production background. Dr. Meyers retired from ConocoPhillips in 2010 and serves as a director of Denbury Resources Inc., a publicly traded oil and gas company, Hornbeck Offshore Services, Inc., a publicly traded offshore oil and gas exploration service provider, Precision Drilling Corporation, a publicly traded oil field service provider, and Hess Corporation. He served as a director of LUKOIL, an international vertically-integrated oil and gas company, from January 2005 until June 2007, and a director at World Energy Council, from 2011 to November 2013. Dr. Meyers brings significant leadership and management experience as a result of his service as an executive and a director. In addition, his academic background and extensive experience in the oil and gas industry provide operational and technical expertise to the Board.

Jim W. Mogg. Mr. Mogg has served as a director of the Company since May 2007, as Lead Director from February 2010 until January 2013, and as Chairman since January 2013. Mr. Mogg has served as a director of Matrix Service Company, a publicly traded engineering, fabrication and construction services company, since August 2013, and has served as a director of ONEOK, Inc., a publicly traded diversified energy company, since July 2007 and ONEOK Partners, L.P., a master limited partnership that operates natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, since August 2009. From 2005 to 2007, Mr. Mogg served as chairman of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P. From 2004 through 2006, Mr. Mogg was Group Vice President and Chief Development Officer of Duke Energy Corporation. From 2000 through 2003, Mr. Mogg was Chairman, President and CEO of DCP Midstream, LLC. DCP Midstream was the general partner of TEPPCO Partners LP, a pipeline operating company, and as a result Mr. Mogg was Vice Chairman of TEPPCO from 2000 to 2002 and Chairman from 2002 to 2005. Previously, Mr. Mogg held various executive and senior management positions at Duke Energy and Pan Energy over a

27 year period. Mr. Mogg has also served on several nonprofit and industry boards, including being a past President of the Gas Processors Association. As a result of Mr. Mogg’s service as chief executive officer and in other executive positions and as a director of many natural gas distribution and pipeline companies, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of these types of businesses, which are important to our ability to market and transport our natural gas and natural gas liquids production. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal financial officers, his involvement in financing transactions, and his service on the audit committees of other companies. In addition, Mr. Mogg’s current and previous directorships at other companies provide him with extensive corporate governance experience. In light of the foregoing, Mr. Mogg is qualified to analyze all financial and operational aspects of the Company as well as to advise and, if necessary and appropriate, challenge management with respect to the Company’s operations and strategy.

William F. Owens. Mr. Owens has served as a director since May 2010. Mr. Owens served as Governor of Colorado from 1999 to 2007, and as Colorado State Treasurer from 1994 to 1998. Prior to his public service, Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche LLP), served as Executive Director of the Colorado Petroleum Association, which represented more than 400 energy firms doing business in the Rocky Mountains region, and as Executive Vice President of the Rocky Mountain Oil and Gas Association. He has served as a director of Key Energy Services, Inc., a publicly traded oil field services company, since 2007; Cloud Peak Energy Inc., a publicly traded coal company, since January 2010; Federal Signal, a publicly traded manufacturing and industrial company, since April 2011; and was a director of FESCO Transport Group, an integrated transportation company listed on the Russian Trading System, from 2007 until June 2012. Mr. Owens’ background as the Governor of Colorado and as the executive director of an energy trade group provide valuable leadership, management and regulatory experience and insights into the issues we face and that are important to our ability to operate as an oil and gas production company in the current political environment. Mr. Owens also brings financial expertise to the Board, including through his service on the audit committees of other public companies and his previous service as the Treasurer of the State of Colorado.

Edmund P. Segner, III. Mr. Segner has served as a director since August 2009. Mr. Segner currently is a professor in the practice of engineering management in the Department of Civil and Environmental Engineering at Rice University in Houston, Texas, a position he has held since July 2006 and full time since July 2007. In 2008, Mr. Segner retired from EOG Resources, Inc. (“EOG”), a publicly traded independent oil and gas exploration and production company. Among the positions he held at EOG was President, Chief of Staff, and Director from 1999 to 2007. During the period March 2003 through June 2007, he also served as the principal financial officer of EOG. Mr. Segner is a certified public accountant. Mr. Segner currently serves as a director of three other publicly traded companies. He has served as a director of Exterran GP LLC, the general partner of Exterran Partners, L.P., a master limited partnership that provides contract operations services, since May 2009; a director of Laredo Petroleum, Inc., a Permian oil and gas exploration and development company, since August 2011; and a director of Midcoast Energy Partners, L.P., a limited partnership engaged in the natural gas and natural gas liquids midstream business, since February 2014. He also has served as a director of Seahawk Drilling, Inc., an offshore oil and natural gas drilling company, from August 2009 until October 2011 as well as a member of the board or as a trustee for several non-profit organizations. Mr. Segner’s service as president, principal financial officer and a director of a publicly traded oil and gas exploration and development company provides our Board of Directors with a strong operational, financial, accounting and strategic background and provides valuable business, leadership and management experience and insights into many aspects of the operations of exploration and production companies. Mr. Segner also brings financial and accounting expertise to the Board, including through his experience in financing transactions for oil and gas companies, his background as a certified public accountant, his service as a principal financial officer, his supervision of principal financial officers and principal accounting officers, and his service on the audit committees of other companies.

Randy I. Stein. Mr. Stein has served as a director and the chair of our Audit Committee since July 2004. Mr. Stein is a self-employed tax, accounting, and general business consultant. Since January 2005, Mr. Stein has served as a director and chairman of the audit committee of Denbury Resources Inc., a publicly traded exploration and production company. From July 2000 until its sale in June 2004, Mr. Stein was a director of Westport Resources Corporation, a publicly traded Denver-based oil and natural gas exploration and development company, where Mr. Stein served as the chair of the audit committee. Mr. Stein served from 2001 through 2005 as a director of Koala Corporation, a Denver-based public company engaged in the design, production, and marketing of family convenience products, where he served on the audit and compensation committees. Mr. Stein previously was a Principal of PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, where he spent 20 years with the firm. Mr. Stein’s background in public accounting and tax services, focused on oil and gas companies, provides our Board of Directors with strong financial and accounting leadership and insights into many aspects of the financial reporting and tax issues facing exploration and production companies. Mr. Stein brings additional financial, accounting and tax expertise to the Board through his background as a vice president of taxation of a publicly traded oil and gas company, and his service on the audit committees, including as chair, of other publicly traded oil and gas exploration and development companies.

Michael E. Wiley. Mr. Wiley has served as a director since January 2005. Mr. Wiley has served as a director of Tesoro Corporation, a publicly traded independent oil refiner and marketer, since 2005, and as a director of Post Oak Bank, NA, a privately held community bank, since 2004. From 2007 to 2013, Mr. Wiley served as a Trustee of Fidelity Equity and High Income Funds. Since 2013, Mr. Wiley has served as Chairman of the Independent Trustees of Fidelity Sector Portfolios. Mr. Wiley served as Chairman of the Board and Chief Executive Officer of Baker Hughes Incorporated, a publicly traded oilfield services company, from August 2000 through October 2004. He also served as President of Baker Hughes Incorporated from August 2000 to February 2004. Mr. Wiley was a director of Spinnaker Exploration Company, a publicly traded exploration and production company, from 2001 until its sale in 2005 and Asia Pacific Exploration Consolidated, a privately held oil and gas company in Southeast Asia, from 2007 until its sale in 2013. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company from 1998 through May 2000. Prior to 1998, he served as Chairman, President, and Chief Executive Officer of Vastar Resources, Inc., a publicly traded exploration and production company. As a result of Mr. Wiley’s service as chief executive officer, chief operating officer and in other executive positions and as a director of an oilfield services company, an exploration and production company, and an integrated energy company, he provides a strong operational and strategic background and has valuable business, leadership and management experience and insights into many aspects of the operations of these types of businesses which are important to our business. Mr. Wiley also brings financial expertise to the Board, including through his service as a trustee of Fidelity Funds, his involvement in financing transactions in his executive officer roles, and his supervision of principal financial officers.

Beneficial Owners of Securities

The following table and footnotes show information as of March 17, 2014, except as otherwise noted, regarding the beneficial ownership of our common stock by:

•	each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each member of our Board of Directors and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, the address for each person set forth in the table is c/o Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202.

In calculating the number of shares beneficially owned by each person and the percentage owned by each person, we have assumed that all shares issuable upon exercise of options or the vesting of stock awards within 60 days of March 17, 2014 are beneficially owned by that person. The total number of shares outstanding used in calculating the percentage owned does not include these shares.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned(1)
5% Shareholders:
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,546,532	(3)	11.1%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,566,643	(2)	9.2%
Vanguard Group Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,853,467	(4)	5.7%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,806,298	(5)	5.6%
State Farm Mutual Automobile Insurance Company and related entities One State Farm Plaza Bloomington, IL 61710	2,670,912	(6)	5.4%
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105	2,643,241	(7)	5.3%

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned(1)
Named Executive Officers:
Fredrick J. Barrett	275,174	(8)	*
Robert W. Howard	486,716	(9)	*
Larry A. Parnell	63,888	(10)	*
Stephen W. Rawlings	54,344	(11)	*
Kenneth A. Wonstolen	358	(12)	*
R. Scot Woodall	235,544	(13)	*

Non-Employee Directors:
Carin M. Barth	13,079	(14)	*
Kevin O. Meyers	9,409		*
Jim W. Mogg	89,815	(15)	*
William F. Owens	20,798	(16)	*
Edmund P. Segner, III	31,325	(17)	*
Randy I. Stein	40,825	(18)	*
Michael E. Wiley	63,838	(18)	*
All executive officers and directors as a group (13 persons)	1,182,729	(19)	2.3%

*	Less than 1%

(1)	Based on an aggregate of 49,807,389 shares of our common stock outstanding as of March 17, 2014.

(2)	Based solely on information as of February 28, 2014 included in a Schedule 13G/A filed with the SEC on March 10, 2014. These securities are owned by various individual and institutional investors, which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based solely on information as of December 31, 2013 included in a Schedule 13G/A filed with the SEC on January 9, 2014.

(4)	Based solely on information as of December 31, 2013included in a Schedule 13G/A filed with the SEC on February 11, 2014.

(5)	Based solely on information as of December 31, 2013 included in a Schedule 13G/A filed with the SEC on February 10, 2014.

(6)	Based solely on information as of December 31, 2013 included in a Schedule 13G/A filed with the SEC on February 12, 2014.

(7)	Based solely on information as of December 31, 2013 included in a Schedule 13G filed with the SEC on February 11, 2014.

(8)	Mr. Barrett resigned as Chairman of the Board, Chief Executive Officer and President of the Company on January 7, 2013. Information for Mr. Barrett in this table is based on the latest information available to us. This amount includes the common stock held by Mr. Barrett as of March 11, 2013 (as previously reported in our proxy statement for the 2013 annual meeting of shareholders), excluding the 327,577 shares of common stock that were issuable upon exercise of vested options during 2013.

(9)	Includes 324,662 shares of common stock issuable upon exercise of options that have vested or that will vest within 60 days of March 17, 2014, 135,571 shares held by a trust for which Mr. Howard serves as a trustee, and 2,228 shares in Mr. Howard’s company 401(k) account.

(10)	Includes 36,412 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days of March 17, 2014 and 1,196 shares in Mr. Parnell’s company 401(k) account.

(11)	Includes 39,565 shares of common stock issuable upon exercise of options that have vested or that will vest within 60 days of March 17, 2014 and 1,159 shares in Mr. Rawling’s company 401(k) account.

(12)	Includes 358 shares in Mr. Wonstolen’s company 401(k) account.

(13)	Includes 174,046 shares of common stock issuable upon exercise of options that have vested or that will vest within 60 days of March 17, 2014 and 2,047 shares in Mr. Woodall’s company 401(k) account.

(14)	Includes 6,069 restricted stock units that have vested that Ms. Barth elected to defer settlement to a later date.

(15)	Includes 40,000 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days of March 17, 2014.

(16)	Includes 5,625 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days of March 17, 2014.

(17)	Includes 20,000 shares of common stock issuable upon exercise of options that have vested or that will vest within 60 days of March 17, 2014 and 7,186 restricted stock units that have vested that Mr. Segner elected to defer settlement to a later date.

(18)	Includes 30,000 shares of common stock issuable upon exercise of options that have vested or that will vest within 60 days of March 17, 2014.

(19)	Includes 764,701 shares of common stock issuable upon exercise of options that have vested or that will vest within 60 days of March 17, 2014 for all directors and executive officers as a group. This amount does not include shares of the Company’s common stock beneficially owned by Mr. Barrett. On January 7, 2013, Mr. Barrett resigned as Chairman of the Board, Chief Executive Officer, and President of the Company.

CORPORATE GOVERNANCE

Set forth below in question and answer format is a discussion about our corporate governance policies and practices and other matters relating to our Board of Directors and its committees.

General

Have you adopted corporate governance guidelines?

Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession, and performance evaluations of our Board.

Have you adopted a code of business conduct and ethics?

Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers, and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer, and controller or chief accounting officer.

How can I view or obtain copies of your corporate governance materials?

Current copies of the guidelines and codes mentioned above, as well as the charters for each standing committee of our Board and our bylaws (the “Bylaws”), are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “About Us” tab and then to the “Corporate Governance” tab. We also will provide shareholders with a free copy of these materials upon request. Requests may be made by mail, telephone, or via the Internet as follows:

Bill Barrett Corporation

Attention: Corporate Secretary

1099 18th Street, Suite 2300

Denver, Colorado 80202

(303) 293-9100

http://www.billbarrettcorp.com

Board of Directors

How many independent directors do you have? How do you determine whether a director is independent?

Our Board affirmatively determined that seven of the eight directors who served at the end of fiscal year 2013 are “independent” as that term is defined by New York Stock Exchange (“NYSE”) rules. The seven current directors who served during 2013 determined to be independent are Ms. Barth and Messrs. Meyers, Mogg, Owens, Segner, Stein, and Wiley. In making the determination of whether directors were independent, the Board of Directors considered the directors’ relationships with us, including commercial relationships with entities affiliated with the directors, and the specific provisions of the NYSE corporate governance standards that would make a director not independent. The purpose of this review was to determine whether any of these relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of these transactions and relationships, that the seven directors named above are independent under the standards set forth by the NYSE.

How many times did your Board meet last year?

Our Board met in person or by telephone conference eleven times during 2013.

Did any of your directors attend fewer than 75% of the meetings of your Board and such director’s assigned committees during 2013?

No. All directors attended at least 75% of the meetings of our Board and assigned committees during 2013.

How many of your directors attended the 2013 annual meeting of shareholders?

All of our current directors who were directors at the time attended and were introduced during our 2013 annual meeting of shareholders. We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.

What is your Board leadership structure?

Our Board is headed by our Chairman of the Board. Currently, our Chairman is director Jim W. Mogg. As Chairman, Mr. Mogg presides over meetings of the full Board of Directors and prepares the agendas for these meetings in consultation with the Chief Executive Officer.

We believe our Board leadership structure is appropriate because the Chairman of the Board, through his consultation with the Chief Executive Officer, is able to prepare agendas that reflect the current needs of the Company due to the Chief Executive Officer’s day-to-day management of the Company while the Chairman of the Board also can consider the strategic needs of the Company. The Chairman is able to assist the full Board of Directors with oversight of management, strategic planning, and risk oversight and assessment through his interaction with the Chief Executive Officer, his collaboration with the Chief Executive Officer on Board meeting agendas, and his setting of agendas and presiding over executive sessions of the non-management directors.

Do your non-management directors and independent directors meet in executive session?

Yes, our non-management directors and independent directors meet separately at least quarterly, usually at each regularly scheduled meeting of our Board. Our corporate governance guidelines provide that the presiding director position for executive sessions shall be the Chairman (a non-management director elected by the Board) and, if there is no Chairman or the Chairman is absent, the presiding director position will rotate among the Chairs of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

What is the Board’s role in risk oversight?

Our Board administers its risk oversight function directly and through its committees. The Board has regular discussions with management regarding our major risk exposures, their potential operational and financial impact on the Company, and the steps we take to manage them. These discussions occur at least quarterly, usually during our regular meetings of the Board of Directors. The Board’s committees oversee risks associated with their respective areas of responsibility. For example, the Audit Committee administers risk oversight through its oversight of our internal audit function and interaction with internal audit staff, other management, and our outside auditors. The Compensation Committee administers risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Nominating and Corporate Governance Committee administers risk oversight through its oversight of our internal corporate governance process and our management succession plan. The Reserves and EHS Committee administers risk oversight through its oversight of our independent engineering consultants and our reserves evaluation process and reporting system and through its oversight of environmental, health and safety policies, practices and procedures.

How can interested parties communicate directly with your non-management directors?

Shareholders and other interested parties who are interested in communicating directly with the non-management directors may write to the non-management directors at the address for our corporate headquarters. Similarly, shareholders and other interested parties who would like to communicate directly with the entire Board of Directors may direct their questions or comments to the Board of Directors in care of the Corporate Secretary at our headquarters. Our Corporate Secretary will forward all correspondence to the Board of Directors. Executive officers of the Company may have access to these communications addressed to the Board of Directors except in instances in which the charters of a committee of the Board of Directors or the Company’s Code of Business Conduct and Ethics require anonymity.

How are your directors compensated?

See “Executive Compensation—Director Compensation” for information about our director compensation.

Committees

Does your Board have any standing committees?

Yes, our Board presently has the following standing committees:

•	Audit Committee;

•	Compensation Committee;

•	Nominating and Corporate Governance Committee; and

•	Reserves and EHS Committee.

Each of these committees is composed entirely of independent directors. From time to time, the Board may appoint other committees or subcommittees for specific purposes.

Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?

Yes, our Board has adopted a charter for each of these committees. Current copies of the charters are available on our website for viewing and printing. Go to http://www.billbarrettcorp.com, then to the “About Us” tab and then to the “Corporate Governance” tab. We also will provide shareholders with a free copy of the charters upon request. See “Corporate Governance—General—How can I view or obtain copies of your corporate governance materials?” for more information about requesting copies from us.

Audit Committee

What does the Audit Committee do?

The primary purposes of the Audit Committee are to assist the Board in monitoring:

•	The integrity of our financial statements and earnings press releases;

•

Our independent public accounting firm’s qualifications and independence. In addition, the Audit Committee approves the appointment of our independent public accountants and their associated fees and terms of service;

•	The performance of our internal audit function and independent public accountants; and

•	Our compliance with legal and regulatory requirements applicable to financial reporting, disclosure matters and compliance with the Company’s Code of Business Conduct and Ethics.

The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement. See “Audit Committee Report” below.

Who are the members of the Audit Committee?

The Audit Committee currently consists of Kevin O. Meyers, Edmund P. Segner, III, Randy I. Stein, and Michael E. Wiley, with Mr. Stein serving as Chair.

Does the committee have an audit committee financial expert?

Yes, our Board has determined that each of Mr. Stein and Mr. Segner meets the qualifications of an “audit committee financial expert” as defined by SEC rules. Our Board has determined that all members of the Audit Committee are independent under the standards set forth by the NYSE and SEC rules.

How many times did the Audit Committee meet last year?

The Audit Committee held nine meetings in person or by telephone conference during 2013.

Compensation Committee

What does the Compensation Committee do?

The primary purposes of the Compensation Committee are to:

•

Annually review and approve, in coordination with the Nominating and Corporate Governance Committee, corporate goals and objectives relevant to the Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	Review, evaluate, and approve the compensation of all directors, our officers and other key employees;

•	Review and discuss our compensation discussion and analysis with management and recommend its inclusion in our proxy statement; and

•	Produce a report on executive compensation each year for inclusion in our annual proxy statement.

The Compensation Committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

Who are the members of the Compensation Committee?

The Compensation Committee currently consists of Carin M. Barth, Jim W. Mogg, William F. Owens, Edmund P. Segner, III, and Michael E. Wiley, with Mr. Wiley serving as Chair.

How many times did the Compensation Committee meet last year?

The Compensation Committee held 10 meetings in person or by telephone conference during 2013.

What are the Compensation Committee’s processes and procedures for consideration and determination of executive compensation?

The Compensation Committee reviews executive compensation at least annually. With limited exceptions, the Compensation Committee makes all decisions regarding the compensation of our executive officers in the first quarter of each year. These decisions include adjustments to base salary, grants of cash bonuses, and grants of equity awards. See “Executive Compensation—Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s processes and procedures for consideration and determination of executive compensation.

Nominating and Corporate Governance Committee

What does the Nominating and Corporate Governance Committee do?

The primary purposes of the Nominating and Corporate Governance Committee are to:

•	Identify, evaluate, and recommend qualified nominees to serve on our Board of Directors;

•	Oversee the annual evaluation of the Board and each committee of the Board and report to the Board with an assessment of the Board’s and each committee’s performance;

•

Annually review and approve, in coordination with the Compensation Committee, corporate goals and objectives relevant to the Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	Maintain a management succession plan; and

•	Develop and oversee our internal corporate governance processes.

Who are the members of the Nominating and Corporate Governance Committee?

The Nominating and Corporate Governance Committee currently consists of Carin M. Barth, Kevin O. Meyers, Jim W. Mogg, William F. Owens, and Randy I. Stein, with Mr. Owens serving as Chair.

How many times did the committee meet last year?

The Nominating and Corporate Governance Committee held six meetings during 2013.

What guidelines does the Nominating and Corporate Governance Committee follow when considering a director nominee for a position on the Board?

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the Nominating and Corporate Governance Committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills, and experience in the context of the needs of our Board. The Nominating and Corporate Governance Committee also considers whether a prospective nominee has relevant business or financial experience or a specialized expertise. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Nominating and Corporate Governance Committee may also consider other aspects of diversity, including geographic, gender, age and ethnic diversity, these factors are not a prerequisite for any prospective nominee.

Does the Nominating and Corporate Governance Committee consider candidates for the Board who are recommended by shareholders and, if so, what are the procedures for submitting such recommendations?

Yes, the Nominating and Corporate Governance Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Nominations from shareholders will be considered on the same basis as nominees from other sources. Any such suggestions, together with appropriate biographical information, should be submitted to the Chair of the Nominating and Corporate Governance Committee, c/o Kenneth A. Wonstolen, Secretary, Bill Barrett Corporation, 1099 18th Street, Suite 2300, Denver, Colorado 80202. See “What is the process a shareholder must follow to nominate a director?” below for the complete requirements for nominations.

What is the process a shareholder must follow to nominate a director?

Our Bylaws provide that nominations for the election of directors may be made by or at the direction of the Board of Directors, which has directed the Nominating and Corporate Governance Committee to make nominations, or by any shareholder entitled to vote for the election of directors who has complied with the notice procedures of the Bylaws. To be considered, nominations by shareholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no such meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. Each notice of nomination of directors by a shareholder must set forth the following information, which will be considered by the Nominating and Corporate Governance Committee in determining whether to nominate the candidate for consideration for election as a director:

•	The name, age, business address and, if known, residence address of each nominee proposed in the notice;

•	The principal occupation or employment of each such nominee for the five years preceding the date of the notice;

•	The number of shares of our stock that are beneficially owned by each nominee;

•	Any arrangement, affiliation, association, agreement, or other relationship of the nominee with any of our shareholders;

•	Any other information required by Regulation 14A under the Securities Exchange Act to be disclosed in solicitations for proxies for the election of nominees for director;

•	The nominee’s written consent to serve as a director if elected; and

•

As to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on our books, and of such beneficial owner, (ii) the class and number of our shares that are owned beneficially and of record by such shareholder and such beneficial owner, and (iii) whether either such shareholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee or nominees.

The chairman of any meeting of shareholders may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with this procedure and that the defective nomination will be disregarded.

Reserves and EHS Committee

What does the Reserves and EHS Committee do?

The primary purposes of the Reserves and EHS Committee are to:

•	Approve the appointment of, and any proposed change in, the independent engineering consultants retained to assist us in the annual review of our reserves;

•	Approve the scope of and oversee an annual review or audit of our reserves by the independent engineering consultants, having regard to industry practices and all applicable laws and regulations;

•	Review the qualifications and independence of our independent engineering consultants;

•	Approve the independent engineering consultants’ engagement fees and terms of service;

•	Monitor the performance of our independent engineering consultants;

•	Review the integrity of our reserves evaluation process and reporting system;

•	Review any material reserves adjustments;

•	Review variances between the Company’s and the independent engineering consultant’s estimates of reserves; and

•	Review the Company’s environmental, health and safety (“EHS”) policies, practices and procedures.

Who are the members of the Reserves and EHS Committee?

The Reserves and EHS Committee currently consists of Kevin O. Meyers, Jim W. Mogg, Edmund P. Segner, III, and Michael E. Wiley, with Mr. Segner serving as Chair.

How many times did the Reserves and EHS Committee meet last year?

The Reserves and EHS Committee held six meetings during 2013.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Michael E. Wiley, Chair

Carin M. Barth

Jim W. Mogg

William F. Owens

Edmund P. Segner, III

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) provides a description of the material elements of our executive compensation program, as well as perspective and context for decisions made regarding the 2013 compensation for our named executive officers, or NEOs, who are identified below:

•	R. Scot Woodall, Chief Executive Officer and President

•	Robert W. Howard, Chief Financial Officer and Treasurer

•	Larry A. Parnell, Senior Vice President—Engineering, Planning and Business Development

•	Stephen W. Rawlings, Senior Vice President—Operations

•	Kenneth A. Wonstolen, Senior Vice President—General Counsel; and Corporate Secretary

•	Fredrick J. Barrett, Former Chairman of the Board, Chief Executive Officer and President

Effective April 16, 2013, Mr. Woodall was appointed Chief Executive Officer, President and a director of the Company. He had served as Chief Executive Officer and President on an interim basis since January 2013, when Mr. Barrett resigned as Chairman of the Board, Chief Executive Officer, and President of the Company. In compliance with SEC disclosure rules, information regarding Mr. Barrett’s compensation is being included in this proxy statement because he was the Company’s principal executive officer during a portion of 2013.

Also, Mr. Wonstolen joined the Company as Senior Vice President—General Counsel and Corporate Secretary on August 5, 2013.

To assist our shareholders in locating important information, this CD&A is organized as follows:

Executive Summary

Compensation Philosophy

Our executive compensation program is designed to implement our compensation philosophy, which is based on the following objectives:

•	Pay for Performance—Focus our executives on financial, operating and other goals by tying a substantial portion of their compensation to performance targets for which they are held accountable;

•	Alignment with Shareholder Value—Encourage performance that aligns executive compensation with shareholder value;

•	Competitiveness—Support our ability to recruit and retain highly qualified executives; and

•	Flexibility—Allow the Compensation Committee to adapt to market practices and evolving compensation standards and match pay to performance outcomes.

Compensation Governance

The Compensation Committee is responsible for aligning our executive compensation program with our compensation philosophy and is comprised solely of independent directors. The Committee regularly reviews the program for consistency with our compensation philosophy, and makes changes as warranted. Key features of our executive compensation program and governance process include the following:

Best Practices in Our Executive Compensation Program

•	Pay for performance. A significant portion of the compensation of our NEOs is delivered through a performance-based cash bonus plan and performance-based equity.

•	Shareholder-aligned. Annual and long-term incentive awards are based on relative shareholder return and other performance measures that are aligned with creation of shareholder value.

•	Incentive plan design. Incentive plans are designed with caps on maximum payouts and awards.

•	Market-based compensation. Our compensation program reflects practices in our industry as well as evolving governance trends; pay levels are benchmarked against an appropriately-sized peer group.

•	Double trigger severance provisions. Our change-in-control agreements require both a change-in-control event and termination of employment before applicable benefits become payable.

•	Mandatory stock ownership. We require our executive officers and directors to have meaningful stock ownership in the Company.

•	Independent compensation consultant. The Compensation Committee retains an independent advisor who reports directly to the Committee.

Practices We Do Not Engage In or Allow

•	No employment agreements. We do not have employment agreements with any of our NEOs.

•	No tax gross-ups. Our change-in-control agreements do not provide for tax gross-ups other than for excise taxes, if applicable.

•	No enhanced retirement benefits. Our deferred compensation plan provides restorative, but not enhanced, retirement benefits for executives.

•	No executive perquisites. We do not provide executives with perquisites or other personal benefits other than those offered to other employees.

•	No stock option repricing or backdating. Our equity incentive plan prohibits the repricing or backdating of stock options.

•	No hedging or pledging of Company stock. Our insider trading policies prohibit certain transactions involving our stock, including hedging and pledging.

•	No excessive risk. Our compensation program does not motivate executives to engage in activities that create excessive or inappropriate risk for us.

2013 “Say-on-Pay” Vote

At the May 2013 annual meeting of shareholders, 92% of the votes cast were voted in favor of our say-on-pay proposal regarding the 2012 compensation of our NEOs.

The remainder of this CD&A provides detailed information regarding our compensation philosophy, the elements of pay, compensation program design features and a summary of the 2013 compensation decisions for our named executive officers.

2013 Business Results

For 2013, we continued our focus on increasing the oil portion of our asset portfolio with an emphasis on capital discipline and had the following significant business results:

•	Increased oil production by 30%.

•	Achieved a balanced commodity portfolio for both production and reserves of approximately 40% oil, 40% gas, and 20% NGLs.

•	Increased the oil component of proved reserves by 65% over year-end 2012.

•	Delineated 70% of our undeveloped acreage in Northeast Wattenberg.

•	Reduced year-end 2013 debt by $189 million compared to year-end 2012.

•	Completed the sale of the West Tavaputs assets for $369 million.

•	Realized total shareholder return of 51%, compared to the peer group median of 34%.

•	Improved the safety culture and performance of the organization.

•	Improved Capital Program Management with average Drilling and Completion cost per well reduced in all areas.

Compensation Philosophy

Our compensation philosophy is that compensation should be based on Company and individual performance and, consequently, we link a significant portion of our executive officers’ total compensation to the achievement of annual performance goals and the long-term performance of our Company. As such, our compensation program is designed to encourage the achievement of goals established relative to key drivers of value for our shareholders, including growth in oil and natural gas reserves, production, cash flow, and profitability. The compensation program is also designed to provide competitive compensation opportunities that support the recruitment and retention of key management and technical talent. We pursue these objectives while stressing the safety of our employees, contractors and the public and operating in an environmentally responsible manner.

The Compensation Committee generally positions total compensation opportunities (i.e., target compensation) for our executive officers at levels commensurate with our size relative to our peer group (discussed in the “Compensation Benchmarking” section). The Compensation Committee also retains discretion to set pay levels for the executive officers based on individual performance and other relevant factors in order to achieve our overall objectives.

Elements of Compensation

The primary elements of direct compensation for our NEOs are summarized below. We assess the competitiveness of each pay element (as well as total compensation) annually by analyzing the compensation of the NEOs in comparison to peer company executives with similar roles and responsibilities. There is no pre-established formula for the allocation between cash and non-cash compensation and short-term and long-term compensation. Instead, each year the Compensation Committee determines, in its discretion and business judgment, the appropriate level and mix of cash and non-cash and short-term and long-term incentive compensation for NEOs to reflect Company and individual performance. The Compensation Committee considers market pay levels and practices as described in the section titled “Annual Review of Executive Compensation.”

Pay Element	Description and Purpose
Base Salary	• • •

Fixed component of compensation.

Reviewed annually and adjusted when appropriate.

Intended to support our market-competitiveness with respect to annual pay for the skills and experience necessary to meet the requirements of the executive’s role.

Annual Cash Bonus	• •	Variable component of compensation. Designed to reward achievement of financial, operating and other goals for which NEOs are held accountable.
Equity-Based Compensation	• •

Variable component of compensation.

Designed to motivate and reward long-term achievement of business objectives, align the interests of our NEOs with shareholders and support the retention of our NEOs.

The relative mix of the elements of our 2013 executive compensation program is illustrated in the charts below (at target) for both our Chief Executive Officer and the other NEOs (in aggregate).

The relative mix of at-risk versus fixed pay is illustrated in the next chart.

At-risk pay consists of annual bonus, restricted stock awards and performance share awards.

Fixed pay consists of base pay only.

Base Salary

The Compensation Committee reviews the base salaries of our NEOs on an annual basis and makes adjustments as it deems necessary. We believe that base salaries should be competitive relative to compensation offered by other oil and gas exploration and production companies with which we compete for talent. The Compensation Committee does not target specific competitive levels for the base salary of each NEO. Rather, base salary decisions are based on the Committee’s consideration of a number of factors, including the position and scope of responsibilities of each NEO, subjective evaluations of each individual’s performance, our Company’s performance, comparisons to executives holding comparable positions at the peer companies, external factors such as industry and general economic conditions, and other factors that the Compensation Committee deems relevant. Information regarding the 2013 base salaries for the NEOs is provided in the section titled “Summary of 2013 Compensation Decisions”.

Annual Cash Bonus

Each of the NEOs is eligible to participate in our Performance Cash Bonus Plan, which was approved by our shareholders in May 2011. This plan was developed to emphasize pay-for-performance by providing annual cash awards to employees for the achievement of pre-determined levels of Company performance. The plan is designed to promote the achievement of annual corporate goals including key financial, operating and strategic goals that are aligned with creation of shareholder value.

Annual bonus targets are expressed as a percentage of base salary, which is dependent on the position and scope of responsibilities of each NEO. The Compensation Committee reviews the bonus target percentages and values for each of the NEOs on an annual basis, and makes adjustments when it deems necessary. Information regarding 2013 annual bonus awards for the NEOs is provided in the section titled “Summary of 2013 Compensation Decisions”.

Equity-Based Compensation

Equity-based incentives represent the largest component of the target total compensation opportunity for our NEOs. This is consistent with our compensation philosophy that executive pay should be closely tied to shareholder value creation. Equity-based incentives also serve to support the competitiveness of our total compensation program and as a retention tool. Individual awards are granted subject to the 2012 Equity Incentive Plan, which was approved by our shareholders in May 2012. The 2012 Equity Incentive Plan enables the Compensation Committee to select from among a variety of equity awards to establish individual awards.

Information regarding specific equity-based awards to NEOs that were granted or vested during 2013 is provided in the section of this CD&A titled “Summary of 2013 Compensation Decisions”.

Retirement Benefits

401(k) Plan

The Company does not have a defined benefit pension plan. Instead, we maintain an employee retirement savings plan, the 401(k) Plan, to provide an additional means of attracting and retaining qualified employees by providing tax-advantaged opportunities for employees to save for retirement or future events. Under the 401(k) Plan, we currently contribute on behalf of each employee 100% of the contribution made by that employee, up to a maximum Company contribution of 6% of the employee’s gross salary and cash bonus for a particular pay period. The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. One-half of our matching contribution is paid in cash and one-half is paid in our common stock. All contributions to the 401(k) Plan are immediately vested and employees can immediately sell the portion of the match made with our common stock. Participation in the 401(k) Plan is at the discretion of each individual employee, and the Compensation Committee is not involved in the administration of the 401(k) Plan. The NEOs participate in the 401(k) Plan on the same basis as all other employees.

Deferred Compensation Plan

In 2010, the Compensation Committee approved the implementation of a non-qualified deferred compensation plan for our executive officers and certain other employees (the “2010 Deferred Compensation Plan”). This plan, which became effective on April 3, 2010, is intended to assist in the retention and attraction of senior level employees by providing a competitive retirement benefit. The NEOs and all other executive officers are eligible to participate in the plan. The 2010 Deferred Compensation Plan is a “401(k) overlay” program that matches in cash 6% of compensation above the Internal Revenue Code (“Code”) Section 415 limit ($260,000 in 2013) with the flexibility to provide additional compensation deferral options. Pursuant to the plan, participants may also defer up to 90% of their combined base salaries and bonuses after reaching the Section 415 limit. In total, we will match the deferred amount up to 6% of the participant’s cash salary and bonus. The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time pre-selected by the participants, which can include separation from employment, death or disability, a change in control, or a set in-service date. The amount of the payouts will be tied to actual investment returns for mutual funds chosen by the participants from a group of mutual funds selected by the plan committee. The matching contributions made by the Company to NEOs are included under “All Other Compensation” in the “Summary Compensation Table” below. Additional information is included in the narrative disclosure and table under “Non-qualified Deferred Compensation for 2013”.

Other Compensation

The NEOs do not receive perquisites or other personal benefits that are not generally offered to other employees.

Change-in-Control Agreements

The NEOs are covered by change-in-control agreements. We believe these agreements allow us to be competitive with other independent oil and gas exploration and production companies in recruiting and retaining our NEOs. Estimates of the payments that would be made to NEOs using various assumptions and a summary of the material terms of these agreements, including the double trigger requirement, are included below under “Payments Upon Termination and Change in Control”.

Annual Review of Executive Compensation

The Role of Our Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation programs, including reviewing and approving the compensation arrangements for our NEOs. In the first quarter of each year, the Compensation Committee reviews prior year compensation of the NEOs, determines bonus payouts for prior year performance, and makes decisions regarding current year salaries, annual cash bonus targets and equity awards for each NEO. During these reviews, the Compensation Committee also approves the calculations of vesting of performance shares based on our prior year performance. After careful consideration of the information described in this Compensation Discussion and Analysis, including competitive benchmarking data provided by the Compensation Committee’s compensation consultant, performance evaluations, recommendations of our Chief Executive Officer, and current economic conditions, the Compensation Committee determines the levels and allocation of compensation among cash and equity-based incentives for our Chief Executive Officer and the other NEOs.

The Role of Compensation Consultants

Under the terms of its charter, the Compensation Committee is authorized to retain the services of a compensation consultant. Since 2011, the Compensation Committee has retained Meridian Compensation Partners, LLC (“Meridian”) as its independent advisor. Meridian is an independent compensation consulting firm and does not provide any other services to the Company outside of matters pertaining to executive and director compensation and related corporate governance matters. Meridian reports directly to the Compensation Committee, which is the sole party responsible for determining the scope of services performed by Meridian, the directions given to Meridian regarding the performance of those services, and the approval of the payment of invoices for those services.

Services performed by Meridian for the Compensation Committee during 2013 included preparation of competitive benchmarking reviews regarding the executive and director compensation, evaluation of proposed compensation programs or changes to existing programs, and providing information on current trends in executive compensation, and updates regarding applicable legislative and governance activity.

The Compensation Committee determined that the services provided by Meridian to the Compensation Committee during 2013 did not give rise to any conflicts of interest. The Compensation Committee made this determination by assessing the independence of Meridian under the applicable rules adopted by the SEC and incorporated into the NYSE Corporate Governance Listing Standards. In making this assessment, the Compensation Committee also considered Meridian’s written correspondence to the Compensation Committee that affirmed the independence of Meridian and the partners, consultants and employees who provide services to the Compensation Committee on executive and director compensation matters.

The Role of Management

Our Chief Executive Officer and Vice President, Human Resources were involved in gathering data about our compensation practices, discussing peer companies, providing suggested performance metrics, and responding to questions from the Compensation Committee and Meridian. In addition, our

Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of the NEOs other than himself. The Compensation Committee considered these recommendations in making decisions regarding 2013 compensation of NEOs.

Compensation Benchmarking

To assist in its determination of the compensation of our executive officers and pay decisions for 2013, the Compensation Committee considered a competitive benchmarking review prepared by Meridian. The benchmarking review provided market data for each element of compensation, as well as information regarding the incentive plan designs and pay practices among a selected peer group of companies. Compensation data in the benchmarking review are based on Meridian’s proprietary oil and gas exploration and production industry survey database, are supplemented by information in peer company public disclosures, and reflect the compensation paid to executives in similar positions at the peer group companies. The 2012 competitive benchmarking review was presented to the Compensation Committee at its meeting in November 2012. The Compensation Committee used this review as a reference point for assessing the overall competitiveness of our executive compensation program.

The companies that comprise the peer group reflect direct competitors in the exploration and production industry, against which we compete for business opportunities, investor capital and executive talent. Selection criteria utilized to evaluate the companies which comprise the peer group include: scope of operations; financial and operational metrics; and the availability of market compensation data. The Compensation Committee reviews the composition of the peer group annually and considers changes to the peer group, as warranted. These changes may occur as the result of changes in our strategy, business combinations, asset sales or other types of transactions that cause peer companies to no longer exist or to no longer be comparable. Following the 2012 peer group review, no changes were made to the peer group for 2013. The peer group used in the 2012 and 2013 competitive benchmarking review was comprised of the companies listed in the following table:

Company	Assets	Revenues	Market Capitalization
Berry Petroleum	$3,193	$956	$2,017
Cabot Oil and Gas Corporation	$4,483	$1,103	$9,877
Cimarex Energy Company	$6,313	$1,613	$4,917
Comstock Resources, Inc.	$2,658	$447	$825
Concho Resources, Inc.	$8,933	$1,917	$8,982
Continental Resources, Inc.	$8,226	$1,998	$13,950
EXCO Resources, Inc.	$2,590	$573	$1,755
Forest Oil Corporation	$2,782	$627	$897
PDC Energy Company	$1,932	$347	$916
Quicksilver Resources Inc.	$2,490	$715	$669
Range Resources Corporation	$6,658	$1,294	$10,629
SandRidge Energy, Inc.	$9,844	$1,767	$3,054
SM Energy Company	$4,124	$1,497	$3,564
Ultra Petroleum Corp.	$2,594	$1,193	$3,488
Whiting Petroleum Corporation	$6,929	$2,093	$4,943
Median	$3,659	$1,148	$3,271
Bill Barrett Corporation	$3,061	$781	$1,104
Percentile Rank	40%	33%	27%

The Compensation Committee believes that this peer group provides a reasonable basis for assessing the competitiveness of the compensation for the NEOs.

Individual Performance Assessments

In setting compensation for the NEOs, the Compensation Committee also considered individual performance assessments that were prepared by the Chief Executive Officer and a performance assessment of the Chief Executive Officer that was conducted by the independent directors.

Consideration of “Say-on-Pay” Vote in 2013 Compensation Decisions

At our annual meeting of shareholders held in May 2013, 92% of votes cast were voted in favor of the proposal to approve an advisory resolution regarding the compensation program for the NEOs (‘‘say-on-pay’’ vote). The Compensation Committee believes this result is an indication that a significant majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of the NEOs with the interests of our shareholders. The Compensation Committee considered the results of our May 2012 annual meeting of shareholders, at which 97% of votes cast were voted in favor of our say-on-pay proposal, but such results did not impact the Committee’s decisions regarding the determination of executive compensation for 2013. We will continue to consider the outcome of our say-on-pay vote results when determining future compensation policies and pay levels for the NEOs.

In May 2011, an advisory vote was held on the frequency of the say-on-pay proposal. As recommended by the Board, shareholders expressed their preference for an annual advisory vote on executive compensation, and we have implemented that recommendation.

Summary of 2013 Compensation Decisions

Base Salary

In February 2013, the Compensation Committee made base salary adjustments for the NEOs to recognize their individual performance and to better align with competitive benchmark levels.

Executive	2012 Annual Salary	2013 Annual Salary	% Increase	Basis for Decision
R. Scot Woodall	$392,704	$500,000	27.32%	Promotion to Chief Executive Officer
Robert W. Howard	$337,867	$363,003	7.44%	Improve competitive position relative to market benchmarks
Larry A. Parnell	$284,093	$310,456	9.28%	Strong performance in 2012; improve competitive position relative to market benchmarks; recognize increased scope of responsibilities
Stephen W. Rawlings	$303,400	$312,502	3.00%	Consistent with increases for all employees
Kenneth A. Wonstolen	N/A	$310,000	N/A	N/A; new hire as of August 5, 2013

Annual Cash Bonus

The Compensation Committee believes that annual bonus awards provide a market-competitive element of compensation and are an appropriate way to incentivize corporate and individual performance. Annual bonus awards are paid from a performance-based bonus pool that is designed to fund individual bonus award payouts based on the performance measures discussed below and to allow for full tax deductibility of the bonuses paid to the NEOs and other executives. Each year, the

Compensation Committee identifies executives covered under the bonus pool for that year, the performance measures and formula used to fund the bonus pool, and the individual share of the bonus pool for each employee covered under the bonus pool.

To comply with Section 162(m) of the Code, annual bonus awards that may be paid from the bonus pool are subject to the Compensation Committee’s authority to reduce, but not increase, the amount of each covered executive’s allocable share of the bonus pool. With regard to individual bonus awards calculated under the Performance Cash Bonus Plan discussed below, the Compensation Committee may, in its sole discretion, increase or decrease calculated award amounts, provided however, that the resulting bonus award does not exceed the amount determined under the bonus pool. Further, the exercise of negative discretion with respect to one covered executive may not result in an increase in the amount payable to another covered executive; and the sum of all covered executives’ allocable shares of the pool may not exceed 100% of the total bonus pool.

The design of the Performance Cash Bonus Plan provides each NEO with the opportunity to earn up to a maximum of 200% of the target bonus, based on the Company’s performance relative to pre-established performance components and levels of achievement.

The Compensation Committee set the funding for the 2013 bonus pool as 5% of the Company’s EBITDAX (earnings before interest, tax, depreciation and exploration expenses). EBITDAX is a measure of profitability and is commonly used within the oil and gas industry.

Bonus Award Opportunity for 2013

Individual annual bonus awards are determined through the Performance Cash Bonus Plan, which was established to reward executives for the achievement of financial, stratetgic and operational objectives and to provide a mechanism that connects cash compensation directly with the Company’s annual performance.

In February 2013, the Compensation Committee approved target bonus opportunities for the NEOs, expressed as a percentage of their annual base salary. Bonus target percentages are reviewed annually by the Committee as part of the compensation benchmarking process previously described. For 2013, the target bonus opportunities for the NEOs were as follows:

Name	Bonus Target (% of Base Salary)
R. Scot Woodall	100%
Robert W. Howard	85%
Larry A. Parnell	75%
Stephen W. Rawlings	75%
Kenneth A. Wonstolen	75%

In February 2013, the Compensation Committee approved the following performance components for the Performance Cash Bonus Plan. The components are listed below in order of their percentage weighting.

•	Strategic and Operational Objectives (40%)
The Strategic and Operational Objectives component represents a basket of key initiatives and performance indicators, the achievement of which or significant progress towards which can individually and in the aggregate drive cash flow, provide financial strength, improve organizational effectiveness and increase shareholder value. The initiatives and performance indicators for 2013 were:

¡	Total production growth (oil, natural gas, NGLs)

¡	Total reserve growth (oil, natural gas, NGLs)

¡	Safety management program

¡	Environmental compliance

¡	Discretionary cash flow

¡	General and administrative cost (adjusted)

¡	Total shareholder return

¡	Portfolio management

¡	Key asset delineation

¡	Succession planning and leadership transition and development

¡	Debt reduction

¡	Capital program management

•	Oil Production (20%)

¡	The Oil Production component provides focus on the Company’s long term goal of increasing the oil component of our revenue.

•	Proved F&D Cost (20%)

¡	The Proved F&D Cost component is one of the measures of the capital efficiency of an E&P company.

•	Lease Operating Expense per MCFE (10%)

¡	The Lease Operating Expense per MCFE component provides a line of sight for our operational staff to manage costs and increase operating margins.

•	Safety / Recordable Injuries (10%)

¡	The Safety/Recordable Injuries component is one widely used measure in our industry that reflects the importance of maintaining safe operations and continuous improvement.

For the performance components of Oil Production, Proved F&D Cost, Lease Operating Expense per MCFE and, Safety/Recordable Injuries, threshold, target, and stretch levels of performance were established. For these components, 50% of the weighted proportion of target bonus could be earned based on the Company’s achievement of threshold levels (minimum required); 100% of the weighted proportion of target bonus could be earned based on the Company’s achievement of target performance levels; and 200% of the weighted proportion of target bonus could be earned based on the Company’s achievement of stretch performance levels (maximum level). The proportionate bonus earned is determined by interpolating on a straight-line basis for performance falling between threshold, target and stretch levels. No bonus is earned for performance below threshold for each of these components.

For the Strategic and Operational Objectives performance component, the Compensation Committee determines the weighted proportion of target bonus earned, based on a quantitative and/or qualitative evaluation of the key initiatives and performance indicators. This evaluation takes into consideration many factors, including, performance relative to budget, performance relative to peers, market and external forces, and other risk factors. For this component, 0-200% of the weighted proportion of target bonus may be earned.

Bonus Award Payouts for 2013 Performance

In February 2014, the Compensation Committee reviewed and approved the funding of the Performance Cash Bonus Plan at 90% of target, as summarized in the table below:

Component	Relative Weight	Assessment	% of Target Bonus Awarded
• Strategic and Operational Objective	40%		80%
¡ Total production growth (oil, natural Gas, NGLs)		Met high end of production guidance range—actual 86.9 BCFE	Met expectations
¡ Total reserve growth/mix (oil, natural Gas, NGLs)		Oil reserves grew 64%. Achieved commodity balance with approximately 40% reserves and production oil.	Exceeded expectations
¡ Safety management program		Reduced both recordable injuries and LTI over 2012 levels. Multiple culture improvement initiatives commenced in 2013.	Substantially Improved
¡ Environmental compliance		Similar performance to 2012	Met expectations
¡ Discretionary cash flow		Missed target of $325MM	Underperformed
¡ General and administrative cost (adjusted)[1]		$4MM below guidance (excluding one time severance-related items)	Exceeded expectations
¡ Total shareholder return (TSR)		Stock price increased 51%	Exceeded expectations
¡ Portfolio management		Sold West Tavaputs, Hook and San Juan assets	Exceeded expectations
¡ Key asset delineation		Delineated 70% of the Northeast Wattenberg	Met expectations
¡ Succession planning and leadership transition and development		Successful CEO transition and establishment of new management team	Exceeded expectations
¡ Debt reduction		Reduced YE 2013 debt by $189 million compared to YE 2012	Exceeded expectations
¡ Capital program management		CAPEX was $475 million below guidance of $5OO—$550 million. D&C costs in all areas were reduced.	Exceeded expectations

Component	Relative Weight	2013 Actual	2013 Metrics			% of Target Bonus Earned
			Threshold	Target	Maximum
• Oil production (million barrels)	20%	3.5	3.9	4.1	4.3	0%
• Proved developed F&D costs (per mcfe)	20%	$6.05	$4.10	$3.85	$3.35	0%
• Lease operating expenses (per mcfe)	10%	$0.82	$0.73	$0.70	$0.64	0%
• Safety (number of recordable injuries)	10%	4	5	4	3	10%
• Totals	100%					90%

(1)	Adjusted cash G&A expense excludes cash bonuses to avoid an iterative calculation when determining the cash bonuses; excludes G&A expense related to acquired properties; and has been adjusted to include directors fees paid with common stock rather than cash. We do not provide guidance on adjusted cash G&A expense.

Based on its approval of funding of the Performance Cash Bonus Plan at 90% of target, the Compensation Committee approved the Performance Cash Bonus for the CEO, Mr. Woodall, as shown in the table below. In addition, the CEO made recommendations to the Compensation Committee for adjustments of bonus awards for other NEOs based on individual performance. Upon consideration, the Compensation Committee approved the adjustments for Mr. Howard, Mr. Parnell and Mr. Rawlings, as reflected in the table. Mr. Wonstolen’s payout was adjusted due to his hire date in August 2013.

Name	Target Bonus Opportunity ($)	Maximum Bonus Opportunity ($)	Actual Bonus Earned ($)
R. Scot Woodall	$500,000	$1,000,000	$450,000
Robert W. Howard	$308,552	$617,104	$262,269
Larry A. Parnell	$232,842	$465,684	$232,842
Stephen W. Rawlings	$234,376	$468,752	$199,220
Kenneth A. Wonstolen	$232,500	$465,500	$139,500

Equity-Based Compensation

Historically, annual equity grants to our NEOs consisted of a combination of stock options and restricted stock. In 2010, we introduced performance shares, with an award grant that gave award recipients the opportunity to earn shares over a four year period (2010-2013) based on the Company’s performance relative to certain goals set on an annual basis. Beginning in 2012, we commenced annual grants of a combination of restricted stock and performance shares to align with market practices within our industry and offer competitive total compensation opportunities for our executives.

In February 2013, the Compensation Committee approved grants of restricted stock and performance shares to our NEOs and senior managers, and restricted stock to certain of our other employees. In making decisions concerning equity-based awards made to the NEOs, the Committee considered competitive benchmarking data, the performance of the Company, individual NEO performance and other factors the Committee deemed relevant. Based on these factors, the Committee determined individual target award values for the NEOs, as follows:

Name	Total Target Equity Award Value ($)	Restricted Stock (#)	Performance Shares (#)
R. Scot Woodall(1)	$2,350,000	76,095	56,586
Robert W. Howard(2)	$2,103,000	53,050	53,050
Larry A. Parnell(2)	$1,338,000	33,710	33,710
Stephen W. Rawlings	$683,000	19,833	19,833
Kenneth A. Wonstolen(3)	$620,000	15,129	15,129

(1)	Mr. Woodall’s awards include an award made in January 2013 for his service as interim Chief Executive Officer, an annual award made in February 2013 as Chief Operating Officer, and an award made upon his promotion to Chief Executive Officer in April 2013. Additional details are described in the “Compensation of the Chief Executive Officer” section below.

(2)	Awards for Messrs. Howard and Parnell include annual awards made in February 2013 and supplemental awards made in July 2013. Additional information regarding the awards is provided in the “Grants of Plan-Based Awards Granted During 2013” section below.

(3)	Mr. Wonstolen received a new hire award made in August 2013.

Restricted Stock Awards Granted in 2013

Restricted stock awards granted in February 2013 represented approximately 50% of the target total equity award value for each NEO. The restricted stock awards vest ratably over a four-year service period, with 25% vesting on each of the first, second, third and fourth anniversaries of the grant date.

Performance Share Awards Granted in 2013

Performance share awards granted in February 2013 represented approximately 50% of the target total equity award value for each NEO. The performance shares will vest and be settled in shares based on the performance of the Company over the three-year period of January 1, 2013 through December 31, 2015 as shown in the following table. Payouts of the 2013 performance share awards will range from 0 to 200% of the target number of shares awarded based on the plan metrics, as shown below:

Measure	Relative Weight	2013-2015 Metrics
		Threshold	Target	Stretch
Relative TSR—market based metric	33 1/3%	25th percentile	50th percentile	90th percentile (1st or 2nd)
Relative discretionary cash flow per debt adjusted share	33 1/3%	25th percentile	50th percentile	90th percentile (1st or 2nd)
Reserves per debt adjusted share	33 1/3%	12.6	14.5	16.6

Vesting will occur at stretch level if the Company is the highest or second highest performer even if the peer group decreases due to mergers or acquisitions.

Vesting of 2010 Performance Share Awards

In addition to decisions regarding annual equity-based incentive awards described above, the Compensation Committee also took certain actions relating to performance shares originally granted in 2010 (“2010 Program”). Under the 2010 Program, award recipients had the opportunity to earn up to 100% of the performance shares over a four-year period (2010-2013), based on the Company’s performance relative to goals set each year. On an annual basis, the Compensation Committee would establish target and stretch goals for a portion of the performance shares granted as part of the 2010 Program that may be earned in that year, based on the following payout scale: below threshold = 0%; threshold = 12.5%; target = 25%; maximum = 50%. Any shares not earned could be earned in a subsequent year, subject to the applicable performance targets. However, in no event could more than 100% of the performance shares initially granted be earned. Any performance shares that were not earned during the four year period would be forfeited. As of the beginning of 2013, approximately 48% of the shares originally granted as part of the 2010 Program remained available for vesting, subject to the Company’s performance in 2013.

The Committee established specific 2013 threshold, target and maximum performance goals for these remaining shares: discretionary cash flow, PV10 of proved reserves, and TSR. These measures were chosen because of their alignment with our shareholders’ interests, and the performance goal levels were set based on the Committee’s consideration of the commodity price outlook, business and market conditions, and other factors.

In February 2014, the Compensation Committee reviewed the Company’s 2013 performance relative to these goals and approved vesting of the remaining shares so that cumulatively 74.5% of the 2010 Program shares were awarded.

Compensation of the Chief Executive Officer

Entering 2013, Mr. Woodall was our Chief Operating Officer. In early January, he was asked to serve as Chief Executive Officer on an interim basis while the Board of Directors conducted a search for a replacement to Mr. Barrett, following his resignation. In recognition of this role, the Compensation Committee in February 2013 approved a grant of 19,509 shares of restricted stock to Mr. Woodall, which would vest in full on December 31, 2013. In February 2013, as part of the Compensation Committee’s standard annual compensation process, Mr. Woodall’s annual base salary was increased

6.95% from $392,704 to $420,000. He also received grants of restricted stock, subject to ratable vesting over four years, and performance shares for the 2013-2015 performance period.

Effective April 16, 2013, Mr. Woodall was named Chief Executive Officer, President and a director of the Company. Coincident with this announcement, Mr. Woodall’s annual base salary was increased to $500,000, his annual bonus target was increased to 100% of base salary, and he received additional grants of 13,007 shares of restricted stock and 13,007 performance shares, subject to the same vesting and performance conditions as the awards made in February 2013. The Compensation Committee determined these aggregate awards to position Mr. Woodall’s target total compensation opportunity for 2013 within a competitive range of the CEOs in our peer group.

Severance Arrangements for Fredrick J. Barrett

On January 9, 2013, the Company entered into an agreement (“Succession Agreement”) with Mr. Barrett. The Succession Agreement established terms related to his resignation and severance arrangements. Additional information regarding the Succession Agreement is provided in the “Payments Upon Termination or Change in Control” section.

Compensation-Related Policies and Other Information

Executive and Director Stock Ownership Guidelines

The Board of Directors of the Company believes that certain executives and our non-employee directors should own and hold common stock of the Company to further align their interests and actions with the interests of the Company’s stockholders. Therefore, the Board of Directors adopted stock ownership guidelines, effective February 23, 2011. The stock ownership guidelines require certain executives (“Covered Executives”) to achieve ownership of a number of shares with a market value equal to a multiple of the Covered Executive’s base salary in effect on the effective date of the stock ownership guidelines, or the date the executive becomes a Covered Executive. In the case of directors, the ownership requirement is expressed as a multiple of the annual cash retainer, excluding additional committee chair retainers. The market value of the stock that counts toward satisfaction of the stock ownership guidelines (“Qualifying Shares”) that each Covered Executive and director is required to own is as follows:

Covered Executives / Directors	Ownership Requirement
Chief Executive Officer	5x base salary
Chief Operating Officer, Chief Financial Officer and Executive Vice Presidents	2x base salary
Senior Vice Presidents	1x base salary
Non-Employee Directors	5x annual cash retainer

Qualifying Shares include:

•	Stock purchased on the open market;

•	Stock obtained through stock option exercises;

•	Vested restricted stock and restricted stock units;

•	Vested deferred stock units; and

•	Stock beneficially owned in a trust, by a spouse and/or minor children.

Shares of stock that Covered Executives and directors have the right to acquire through the exercise of stock options (whether or not vested) are not included as Qualifying Shares for purposes of the stock ownership guidelines.

Covered Executives and directors have to comply with the guidelines within five years from the later to occur of: 1) the adoption of the stock ownership guidelines; or 2) the appointment of that individual to a position subject to the stock ownership guidelines.

As of December 31, 2013, each of the NEOs was in compliance with the stock ownership guidelines, or is expected to achieve the required ownership within the time period allowed. All non-employee directors had also reached their stock ownership targets of $250,000 as of that date. The number of shares of our common stock beneficially owned by our NEOs and our non-employee directors is shown in the “Beneficial Owners of Securities” section.

Tax and Accounting Treatment of the Elements of Executive Compensation

We account for stock-based compensation in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Section 162(m) of the Code generally disallows a tax deduction to public companies for individual compensation paid to the Chief Executive Officer and the other four highest compensated executive officers to the extent the compensation exceeds $1 million in any year. Performance-based compensation paid pursuant to a shareholder-approved incentive plan is not subject to the Section 162(m) limitations if certain requirements are met. Our Performance Cash Bonus Plan, 2008 Stock Incentive Plan and 2012 Equity Incentive Plan all have been approved by our shareholders. These plans are intended to enable the Company to preserve, to the extent practicable, the tax deductibility of incentive awards under Section 162(m).

As part of its role, the Compensation Committee reviews and considers the financial reporting and income tax deductibility of the compensation of our executive officers. Our policy is to utilize available tax deductions whenever appropriate and consistent with our compensation philosophy and objectives. However, the Compensation Committee retains the discretion to provide compensation to our executive officers that may not be fully deductible.

Compensation Risk Assessment

The Compensation Committee believes that its approach to choosing performance metrics and threshold, target and stretch performance levels, and evaluation of performance results mitigate the potential for excessive risk-taking that could harm our value or reward poor judgment by our executives. The Compensation Committee believes that several features of our executive compensation program reflect sound risk management practices and provide a reasonable balance between short-term and long-term objectives, which help mitigate excessive risk-taking in the short term. Further, with respect to our incentive compensation programs, the metrics that determine vesting for our performance shares are Company-wide metrics only. In addition, the performance criteria reviewed by our Compensation Committee in determining cash bonuses are Company-wide, and our Compensation Committee has authority to exercise negative discretion over bonus payments under the Performance Cash Bonus Plan. The Compensation Committee believes that applying Company-wide metrics encourages decision making that is in the Company’s best long-term interests and those of our shareholders as a whole and that the multi-year vesting of our equity awards and our use of a combination of restricted stock and performance shares for executive compensation discourages excessive risk-taking and properly accounts for the time horizon of risk.

Clawback/Forfeiture Provisions

We do not have any formal agreements with officers, directors or employees concerning the return of bonuses or other compensation in the event they are found to have engaged in fraudulent or other inappropriate behavior or if performance measures are restated or adjusted in a manner that would reduce payments. We intend to follow the requirements of Section 304 of the Sarbanes-Oxley Act to recover bonus or other incentive-based or equity-based compensation received by our chief executive officer and chief financial officer and any profits they realized from the sale of securities during the relevant periods in the event we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under securities laws and would pursue other available remedies against them or other employees engaged in illegal activities. In addition, we intend to adopt a clawback policy in accordance with the requirements of the Dodd-Frank Act when regulations concerning clawback policies are adopted by the SEC and NYSE. Awards under our 2012 Equity Incentive Plan will be subject to any clawback policy that we adopt.

Anti-Hedging and Anti-Pledging Provisions

Our insider trading policies applicable to the NEOs, other officers and directors prohibit transactions in puts, calls and other derivative securities with respect to our securities on an exchange or in any other organized market as well as short sales of our securities.

In addition, the NEOs and others subject to this policy may not hold Company securities in a margin account, and may not, without prior approval, pledge Company securities as collateral for any other loan. An exception to this prohibition may be granted in the case of a non-margin loan where the person is able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities. No exceptions have been granted, and we are not aware of any of our shares being pledged by the NEOs.

Conclusion

The Compensation Committee concluded that the Company created significant value in 2013 and positioned itself for continued success in 2014. Our shareholders realized a 51% increase in TSR for 2013. Significant progress was made towards the key strategic objectives of achieving a balance of oil and natural gas production and reserves, and of focusing the portfolio on lower risk, high return development projects, while improving the balance sheet and transitioning a new executive management team.

The Compensation Committee believes the design of our executive compensation program effectively aligns the interests of our executives with the interests of our shareholders. Further, our executive compensation program is subject to a comprehensive governance process involving only independent directors. The Committee will continue to review our executive compensation program, policies and processes and periodically make modifications to maintain alignment with Company performance, shareholder expectations and prevailing competitive and governance practices.

* * * * *

Summary Compensation Table

The following table sets forth the compensation for the years ended December 31, 2013, 2012, and 2011 of our Chief Executive Officer, our Chief Financial Officer, each of our next three most highly compensated executive officers serving as of December 31, 2013 and our former Chief Executive Officer who served during 2013 (we refer to these six individuals, collectively, as the named executive officers, or NEOs). Under SEC rules, our 2013 named executive officers include Mr. Barrett, who served as Chairman of the Board, Chief Executive Officer and President until he resigned from the Company on January 7, 2013. Mr. Woodall has not received any separate compensation as a director. During the past three fiscal years, we did not pay any cash bonuses (other than bonuses paid under our Performance Cash Bonus Plan) or have any pension plans. In addition, our 2010 Deferred Compensation Plan does not provide for above-market or preferential earnings. Therefore, we have not included the Bonus column or the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column in the table below. For additional information concerning the compensation paid to our named executive officers, including the 2010 Deferred Compensation Plan, see the “Compensation Discussion and Analysis” and “Non-Qualified Deferred Compensation for 2013” sections.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Fredrick J. Barrett	2013	$115,121	$106,660	$0	$0	$777,227	$999,008
Former Chief Executive Officer,	2012	$500,000	$1,331,387	$1,008,051	$330,500	$58,519	$3,228,457
President and Chairman of the Board	2011	$450,000	$634,948	$626,552	$450,000	$54,458	$2,215,958
R. Scot Woodall	2013	$470,878	$2,426,482	$0	$450,000	$44,225	$3,391,584
Chief Executive Officer, President and	2012	$392,704	$766,702	$604,823	$233,620	$48,059	$2,045,908
Director	2011	$377,600	$373,856	$379,181	$377,600	$43,352	$1,551,589
Robert W. Howard	2013	$359,136	$2,145,307	$0	$262,269	$35,097	$2,801,809
Chief Financial Officer and Treasurer	2012	$337,867	$611,435	$468,237	$189,830	$40,170	$1,647,539
	2011	$324,872	$353,337	$352,097	$308,628	$40,236	$1,379,170
Stephen W. Rawlings(4)	2013	$311,102	$748,467	$0	$199,220	$28,714	$1,287,502
Senior Vice President—Operations	2012	$303,400	$447,334	$351,800	$150,411	$29,103	$1,282,048
Larry A. Parnell(5)	2013	$306,401	$1,355,253	$0	$232,842	$29,698	$1,924,193
Senior Vice President—Engineering,
Planning, and Business Development
Kenneth A. Wonstolen(5)	2013	$119,231	$628,307	$0	$139,500	$6,423	$893,461
Senior Vice President—General
Counsel and Corporate Secretary

(1)	The amounts reflect the grant date fair value of stock awards as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation—Stock Compensation.” The grant date fair value of the performance-based awards included in this column is based on the probable outcome of the performance condition, determined as of the grant date. The maximum potential values for those performance-based awards are as follows: Mr. Woodall—$1,893,443; Mr. Howard—$1,800,125; Mr. Rawlings—$961,132, Mr. Parnell—$1,166,968; and Mr. Wonstolen—$291,687. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The amounts shown disregard the estimate of forfeitures related to service-based vesting conditions.

(2)	The amounts reflect the total grant date fair value of stock options as calculated in accordance with FASB ASC Topic 718. For the assumptions made in determining fair values, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. The amounts shown disregard the estimate of forfeitures.

(3)	The amounts in the “All Other Compensation” column consist of (i) reimbursements for health club (maximum $480 per year) and parking (maximum $1,680 per year); (ii) the amounts listed below of our 401(k) matching contributions for the years indicated, which amounts were paid one-half in cash and one-half in our common stock; (iii) the amounts listed below of our discretionary Company contributions made to NEOs under the 2010 Deferred Compensation Plan; and (iv) Mr. Barrett’s three payments of $250,000 each towards his severance agreement. Additional details about the agreement are provided in the “Payments Upon Termination or Change in Control” section. The amounts in the “All Other Compensation” column for 2011 and 2012 have been revised to include the discretionary Company contributions made to NEOs under the 2010 Deferred Compensation Plan during those years.

	401(k) Matching Contributions			NQDC Matching Contributions
	2011	2012	2013	2011	2012	2013
Fredrick J. Barrett	$14,700	$15,000	$15,300	$38,163	$41,539	$11,437
R. Scot Woodall	$14,700	$15,000	$15,300	$26,601	$31,079	$26,970
Robert W. Howard	$14,700	$15,000	$15,300	$23,316	$23,670	$17,638
Stephen W. Rawlings	N/A	$15,000	$15,300	N/A	$12,603	$11,539
Larry A. Parnell	N/A	N/A	$15,300	N/A	N/A	$12,283
Kenneth A. Wonstolen	N/A	N/A	$5,723	N/A	N/A	$0

(4)	Mr. Rawlings first became a named executive officer in the year ended December 31, 2012.

(5)	Messrs. Parnell and Wonstolen first became named executive officers in the year ended December 31, 2013.

Grants of Plan-Based Awards in 2013

During 2013, we granted non-equity and equity awards to the named executive officers as summarized below. For additional information regarding the compensation paid to our named executive officers, including grants of non-equity and equity awards, see the “Compensation Discussion and Analysis” section.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Fredrick J. Barrett
2004 Incentive Plan	2/8/2011							6,650	$50,020	(5)
2008 Incentive Plan	2/14/2012							11,008	$56,640	(5)
2012 Incentive Plan	2/27/2013					18,100	36,200		$329,058	(3)
R. Scot Woodall
2013 Performance Cash Bonus Plan		$250,000	$500,000	$1,000,000
2012 Incentive Plan	1/7/2013							19,509	$349,991
2012 Incentive Plan	2/11/2013							43,579	$749,995
2012 Incentive Plan	2/27/2013				14,526	43,579	87,158		$721,959	(3)
2012 Incentive Plan	2/27/2013					7,153	14,306		$130,042	(3)
2012 Incentive Plan	4/16/2013							13,007	$249,995
2012 Incentive Plan	4/16/2013				4,336	13,007	26,014		$224,501	(3)
Robert W. Howard
2013 Performance Cash Bonus Plan		$154,276	$308,552	$617,105
2012 Incentive Plan	2/11/2013							29,448	$506,800
2012 Incentive Plan	2/27/2013				9,816	29,448	58,896		$487,855	(3)
2012 Incentive Plan	2/27/2013					7,602	15,204		$138,204	(3)
2012 Incentive Plan	7/18/2013							23,602	$544,498
2012 Incentive Plan	7/18/2013				7,867	23,602	47,204		$467,949	(3)
Stephen W. Rawlings
2013 Performance Cash Bonus Plan		$117,188	$234,376	$468,753
2012 Incentive Plan	2/11/2013							19,833	$341,326
2012 Incentive Plan	2/27/2013				6,611	19,833	39,666		$328,567	(3)
2012 Incentive Plan	2/27/2013					4,322	8,644		$78,574	(3)
Larry A. Parnell
2013 Performance Cash Bonus Plan		$116,421	$232,842	$465,685
2012 Incentive Plan	2/11/2013							18,571	$319,607
2012 Incentive Plan	2/27/2013				6,190	18,571	37,142		$307,660	(3)
2012 Incentive Plan	2/27/2013					4,322	8,644		$78,574	(3)
2012 Incentive Plan	7/18/2013							15,139	$349,257
2012 Incentive Plan	7/18/2013				5,046	15,139	30,278		$300,156	(3)
Kenneth A. Wonstolen
2013 Performance Cash Bonus Plan		$116,250	$232,500	$465,000
2012 Incentive Plan	8/5/2013							15,129	$336,620
2012 Incentive Plan	8/5/2013				5,043	15,129	30,258		$291,687	(3)

(1)	These equity awards consist of shares under the initial performance grants made in February 2010 and February 2013 for which the performance goals were established in March 2013.

(2)	The 2010 Program performance share awards do not provide for a minimum amount payable for a certain level of performance. If the performance goals are not met at the target level, no shares will vest. Thus, there is no threshold applicable to these awards.

(3)	The amounts in the “Grant Date Fair Value of Stock Awards” column associated with the performance share grants represent the grant date fair value based upon the probable outcome of the performance conditions estimated at the date of grant.

(4)	The amounts in the “Grant Date Fair Value of Stock Awards” column were determined in accordance with FASB ASC Topic 718. For additional information concerning our application of FASB ASC Topic 718, see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(5)	These equity awards consist of shares granted in 2011 and 2012 that were accelerated as part of Mr. Barrett’s severance agreement.

Outstanding Equity Awards at December 31, 2013

The following table contains information with respect to outstanding equity awards for the named executive officers at December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fredrick J. Barrett	—	—		—	—	—	—		—	—		—

R. Scot Woodall
2004 Incentive Plan	35,000	0			$33.79	4/9/2014
2004 Incentive Plan	9,000	0			$42.83	2/16/2015
2004 Incentive Plan	16,000	0			$46.91	2/16/2015
2008 Incentive Plan	32,680	0			$23.45	2/16/2016
2008 Incentive Plan	18,375	6,125	(1)		$30.94	2/9/2017
2008 Incentive Plan	15,000	5,000	(8)		$35.38	7/30/2017
2008 Incentive Plan	10,500	10,500	(2)		$39.02	2/16/2018
2008 Incentive Plan	13,058	39,172	(3)		$27.25	2/14/2019
2012 Incentive Plan										7,153	(4)	$191,557
2008 Incentive Plan										17,614	(7)	$471,703
2004 Incentive Plan							3,250	(9)	$87,035
2008 Incentive Plan							6,605	(6)	$176,882
2008 Incentive Plan							4,200	(5)	$112,476
2012 Incentive Plan							13,007	(14)	$348,327
2012 Incentive Plan							43,579	(13)	$1,167,046
2012 Incentive Plan										13,007	(19)	$348,327
2012 Incentive Plan										43,579	(16)	$1,167,046

Robert W. Howard
2004 Incentive Plan	155,000	0			$32.31	3/30/2014
2004 Incentive Plan	40,000	0			$42.83	2/11/2015
2008 Incentive Plan	54,635	0			$23.45	2/10/2016
2008 Incentive Plan	30,138	10,046	(1)		$30.94	2/9/2017
2008 Incentive Plan	9,750	9,750	(2)		$39.02	2/16/2018
2008 Incentive Plan	10,109	30,326	(3)		$27.25	2/14/2019
2012 Incentive Plan										7,602	(4)	$203,582
2008 Incentive Plan							5,113	(6)	$136,926
2008 Incentive Plan							3,900	(5)	$104,442
2012 Incentive Plan							29,448	(13)	$788,617
2012 Incentive Plan										47,204	(18)	$1,264,123
2008 Incentive Plan										29,448	(16)	$788,617
2008 Incentive Plan										13,636	(7)	$365,172

Stephen W. Rawlings
2008 Incentive Plan	15,000	5,000	(10)		$40.68	12/6/2017
2008 Incentive Plan	6,250	6,250	(2)		$39.02	2/16/2018
2008 Incentive Plan	7,595	30,380	(3)		$27.25	2/14/2019
2012 Incentive Plan										4,322	(4)	$115,743
2004 Incentive Plan							1,250	(11)	$33,475
2008 Incentive Plan							3,841	(6)	$102,862
2008 Incentive Plan							2,500	(5)	$66,950

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
2012 Incentive Plan							19,833	(13)	$531,128
2012 Incentive Plan										19,833	(16)	$531,128
2008 Incentive Plan										10,245	(7)	$274,361

Larry A. Parnell
2008 Incentive Plan	15,000	5,000	(12)		$34.99	8/23/2017
2008 Incentive Plan	5,000	5,000	(2)		$39.02	2/16/2018
2008 Incentive Plan	6,956	20,866	(3)		$27.25	2/14/2019
2012 Incentive Plan										4,322	(4)	$115,743
2008 Incentive Plan							3,518	(6)	$94,212
2008 Incentive Plan							2,000	(5)	$53,560
2012 Incentive Plan							18,571	(13)	$497,331
2012 Incentive Plan										60,556	(18)	$1,621,690
2012 Incentive Plan										18,571	(16)	$497,331
2008 Incentive Plan										9,383	(7)	$251,277

Kenneth A. Wonstolen
2012 Incentive Plan										15,129	(17)	$405,155
2012 Incentive Plan							15,129	(15)	$405,155

(1)	These options were granted on February 9, 2010 and vest 25% on each of February 16, 2011, 2012, 2013 and 2014.

(2)	These options were granted on February 8, 2011 and vest 25% on each of February 16, 2012, 2013, 2014 and 2015.

(3)	These options were granted on February 14, 2012 and vest 25% on each of February 16, 2013, 2014, 2015 and 2016.

(4)	These nonvested performance shares were granted to the named executive officers on February 9, 2010. Vesting is contingent upon meeting certain operational, financial and market metrics that are selected by the Compensation Committee for each year in a four-year performance period, commencing in 2010 and ending in 2014. The performance shares contingently vest each year depending on the level at which the performance goals are achieved. Each year during the four year period, it is possible for up to 50% of the original shares to vest based on meeting the performance goals.

(5)	These nonvested equity shares of common stock were granted on February 8, 2011 and vest 25% on February 16, 2012, 2013, 2014 and 2015.

(6)	These nonvested equity shares of common stock were granted on February 14, 2012 and vest 25% on February 16, 2013, 2014, 2015 and 2016.

(7)	These nonvested performance shares were granted to the named executive officers on March 15, 2012. Vesting is contingent upon meeting certain operational, financial and market metrics that are selected by the Compensation Committee. The performance shares contingently vest on May 1, 2015 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original shares to vest based on meeting the performance goals. The performance conditions for the vesting of these shares were established by the Compensation Committee in March 2012. For additional information concerning our performance goals see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(8)	These options were granted on July 30, 2010 and vest 25% on each July 30, 2011, 2012, 2013, and 2014.

(9)	These nonvested equity shares of common stock were granted on July 30, 2010 and vest 25% on the first four anniversaries of the date of grant.

(10)	These options were granted on December 6, 2010 and vest 25% each on December 6, 2011, 2012, 2013, 2014.

(11)	These nonvested equity shares of common stock were granted on December 6, 2010 and vest 25% on December 15, 2011, 2012, 2013 and 2014.

(12)	These options were granted on August 23, 2010 and vest 25% on each of August 23, 2011, 2012, 2013 and 2014.

(13)	These nonvested equity shares of common stock were granted on February 11, 2013 and vest 25% on February 16, 2013, 2014, 2015 and 2016.

(14)	These nonvested equity shares of common stock were granted on April 16, 2013 and vest 25% on April 16, 2014, 2015, 2016 and 2017.

(15)	These nonvested equity shares of common stock were granted on August 5, 2013 and vest 25% on August 15, 2014, 2015, 2016 and 2017.

(16)	These nonvested performance shares were granted to the named executive officers on February 27, 2013 and are considered the “2013 Performance Plan”. Vesting is contingent upon meeting certain operational, financial and market metrics that are selected by the Compensation Committee. The performance shares contingently vest on May 1, 2016 depending on the level at which the performance goals are achieved. It is possible for up to 200% of the original shares to vest based on meeting the performance goals. The performance conditions for the vesting of these shares were established by the Compensation Committee in February 2013. For additional information concerning our performance goals; see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(17)	These nonvested performance shares were granted to the named executive officers on August 5, 2013 in accordance with the 2013 Performance Plan.

(18)	These nonvested performance shares were granted to the named executive officers on July 18, 2013 in accordance with the 2013 Performance Plan.

(19)	These nonvested performance shares were granted to the named executive officers on April 16, 2013 in accordance with the 2013 Performance Plan.

Option Exercises and Stock Vested in 2013

The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fredrick J. Barrett	171,051	$326,388	24,653	$431,335
R. Scot Woodall	0	$0	27,061	$662,353
Robert W. Howard	4,265	$17,487	3,655	$59,357
Stephen W. Rawlings	0	$0	3,781	$73,803
Larry A. Parnell	0	$0	2,173	$35,290
Kenneth A. Wonstolen	0	$0	0	$0

NON-QUALIFIED DEFERRED COMPENSATION FOR 2013

Pursuant to the 2010 Deferred Compensation Plan, a participant can contribute up to 90% of a participant’s combined base salary and actual bonus earned after reaching the Code Section 415 limit of the 2010 Deferred Compensation Plan on a before-tax basis. In total, we will match the deferred amount up to 6% of the participant’s cash salary and bonus. The Compensation Committee has the discretion to discontinue or modify the match if business conditions warrant. All amounts deferred and matched under the plan vest immediately. The deferred amounts are payable to the participants at a time pre-selected by the participants, which can include separation from employment, death or disability, a change in control of us, or a set in-service date. The amount of the payouts will be tied to actual investment returns for mutual funds chosen by each participant from a group of mutual funds selected by the plan committee.

The following table summarizes the named executive officers’ compensation for 2013 under the 2010 Deferred Compensation Plan.

Name	Executive Contributions in 2013 ($)(1)	Company Contributions in 2013 ($)(2)	Aggregate Earnings (Losses) in 2013 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2013 ($)(4)
Fredrick J. Barrett	$11,437	$11,437	$10,329	$202,299	$0
R. Scot Woodall	$26,970	$26,970	$47,247	$62,204	$203,938
Robert W. Howard	$17,638	$17,638	$0	$46,632	$82,616
Stephen W. Rawlings	$13,462	$11,539	$7,464	$0	$67,423
Larry A. Parnell	$71,648	$12,283	$15,617	$0	$171,992
Kenneth A. Wonstolen	$0	$0	$0	$0	$0

(1)	The amounts reflected as Executive Contributions in this table are included in the Summary Compensation Table under “Salary”. Executive Contributions reflected above are based on the employee’s elected deferral percentage and eligibility for plan participation. The contributions come from salary and/or bonus and are deposited on a bi-weekly basis.

(2)	The amounts reflected as Company Contributions above are included in the Summary Compensation Table under “All Other Compensation.”

(3)	These amounts are not included in the Summary Compensation Table.

(4)	Of this balance, the following amounts were reported as compensation for each named executive officer and included in the Summary Compensation Table for the year ended December 31, 2012: Mr. Woodall $31,079; Mr. Howard $23,670; Mr. Rawlings $12,603 and for the year ended December 31, 2011: Mr. Woodall $26,601 and Mr. Howard $23,316.

Payments Upon Termination or Change in Control

The following table summarizes estimated payments that would be payable to our named executive officers assuming that their employment terminated on December 31, 2013 within one year following a change in control pursuant to the “double trigger” provisions of their change-in-control agreements, as described below. No payment would be required in the event of a voluntary termination (other than for good reason, in which event the payments summarized below would apply), a termination by us or our successor for cause or a termination by us before a change in control (unless the termination was within 30 days prior to the change in control in anticipation of the change in control, in which event the payments summarized below would apply). According to the terms of our equity plans and the grants of options and shares pursuant to those plans, the vesting of those grants automatically accelerates upon a change in control notwithstanding the double trigger provisions of the change-in-control agreements.

POTENTIAL PAYMENTS UPON TERMINATION AFTER A CHANGE IN CONTROL AS OF DECEMBER 31, 2013

Name	Severance Payment (3 times salary and bonus) ($)	Value of Accelerated Equity Grants ($)(1)	Estimated Tax “Gross Up” Payment ($)(2)	Lump Sum Payment for Benefits ($)(3)	Lump Sum for Outplacement Services ($)	Total Estimated Benefit ($)
R. Scot Woodall	$2,303,360	$2,078,431	$—	$84,851	$12,000	$4,478,641
Robert W. Howard	$1,939,750	$1,507,471	$—	$54,546	$12,000	$3,513,766
Stephen W. Rawlings	$1,590,500	$842,257	$934,575	$95,863	$12,000	$3,475,195
Larry A. Parnell	$1,353,793	$1,420,005	$—	$30,145	$12,000	$2,815,943
Kenneth A. Wonstolen	$775,000	$182,002	$402,662	$54,546	$12,000	$1,426,209

(1)	Assuming the acceleration of unvested options and restricted stock grants held at December 31, 2013 based on the closing stock price on the NYSE on December 31, 2013, the last trading day before year end, of $26.78 per share.

(2)	The calculation for a gross up payment assumes that, if the excess of the severance payment plus the present value of accelerated equity grants plus the outplacement of services plus payment for continuation of benefits over the five year average W-2 wages results in an excise tax pursuant to the Code, a gross up will be paid to the named executive officers to compensate for the excise tax.

(3)	Based on the cost to provide benefits on December 31, 2013.

Severance and Change-in-Control Arrangements

Executive Change-in-Control Agreements

The following is a summary of the material terms of the change-in-control agreements for our chief executive officer, chief operating officer, chief financial officer, executive vice presidents, and senior vice presidents (the “Senior Executive Officers”), including all of the named executive officers, except Mr. Barrett:

•

The agreements have a “double trigger” so that they are triggered when there is both a change in control of the Company, and the person’s employment is terminated within one year after the change in control other than a termination by us for cause or by the Senior Executive Officer without good reason. We believe that providing severance benefits in this situation is appropriate in order to ensure that our Senior Executive Officers are committed to completing a transaction that may be in the best interests of our shareholders without concerns for his or her job security. In the event both triggers occur, Senior Executive Officers will receive:

¡

A severance payment equal to three times the Senior Executive Officer’s highest cash compensation, including bonus, paid during a consecutive 12 month period in any of the three years preceding the termination. This amount is payable in a lump sum.

¡	Payment of a lump sum amount equivalent to the cost to continue all life, disability, accident, and health insurance, or reasonably equivalent benefits, for 36 months after termination.

¡	Payment of $12,000 for outplacement services to assist the Senior Executive Officer in obtaining new employment.

¡

An additional amount, or a tax “gross up” payment, equal to the amount, if any, of excise and related income tax payable by the Senior Executive Officer under the golden parachute provisions of the Code. The payment of this “gross up” amount is intended to provide the Senior Executive Officer with the full amount of the severance payment determined under the agreement.

•

Our stock incentive plans for all employees, including Senior Executive Officers, provide for accelerated vesting of all unvested stock options and accelerated lapsing of all restrictions on restricted stock grants upon the occurrence of the change in control, regardless of whether the officer or employee is terminated.

•

Upon termination of employment for any reason and not only after a change in control, the Senior Executive Officer will not solicit any of our employees for a period of one year after the termination of the Senior Executive Officer’s employment.

•	The agreements also contain a requirement that the Senior Executive Officer keep our nonpublic information confidential.

Generally, pursuant to the agreements, a change in control is deemed to occur if any of the following occurs:

•	Someone acquires 30% or more of our common stock;

•

The individuals who are members of our Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board unless approved by a vote of at least two-thirds of the then Incumbent Board;

•	We consummate a merger, consolidation, or reorganization, unless certain circumstances are met;

•	Our complete liquidation or dissolution; or

•	The sale or other disposition of all or substantially all of our assets.

Generally, a termination by the Senior Executive Officer for “good reason” requires the following:

•

Assignment to the Senior Executive Officer of duties inconsistent with, or a substantial alteration in the nature of, the Senior Executive Officer’s responsibilities in effect immediately prior to the change in control;

•

A reduction in either the Senior Executive Officer’s salary or target bonus (if a target bonus has been established for the Senior Executive Officer) as each is in effect on the date of a change in control, or the discontinuance or material adverse alteration of any material pension, welfare or fringe benefit enjoyed by the Senior Executive Officer on the date of a change in control;

•

Relocation of the Senior Executive Officer’s place of employment to any place in excess of 50 miles from the Senior Executive Officer’s place of employment immediately prior to the change in control without the Senior Executive Officer’s written consent;

•	Material breach by us of the change-in-control agreement that is not cured in the appropriate period; or

•	Failure by us to have our obligations under the change-in-control agreement assumed by any successor company.

Generally, “cause” means:

•

If the Senior Executive Officer is party to an employment agreement or similar agreement with us and that agreement includes a definition of cause, the definition contained in that agreement applies (no officers currently have employment or similar agreements).

•	If no employment or similar agreement exists, it means:

¡	The Senior Executive Officer’s failure to perform the duties reasonably assigned to him or her;

¡	Our good faith finding of the officer’s dishonesty, gross negligence, or misconduct;

¡	A material breach by the Senior Executive Officer of any of our written employment policies or rules; or

¡	The Senior Executive Officer’s conviction for, or his or her plea of guilty or nolo contendere to, a felony or any other crime which involves fraud, dishonesty, or moral turpitude.

Severance Arrangements for Fredrick J. Barrett

On January 9, 2013, the Company entered into an agreement (“Succession Agreement”) with Mr. Barrett. The Succession Agreement established terms related to his resignation and severance arrangements, including severance payments totaling $2,000,000 payable in eight equal installments of $250,000 beginning on June 3, 2013 and on the first business day of each third calendar month thereafter, with the last payment payable on March 2, 2015. In addition there were non-cash charges related to the acceleration of the outstanding unvested equity awards.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and executive officers. These agreements require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified, and to cover them under any directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and will be in addition to any other rights that the indemnitee may have under our Restated Certificate of Incorporation, Bylaws, and applicable law.

Director Compensation

Our non-employee directors (“Outside Directors”) received an annual retainer of $50,000, paid in quarterly installments, and a meeting fee of $1,000 for each Board and committee meeting attended during 2013. The Chair of the Audit Committee received an additional annual retainer of $25,000 and the chairs of other standing committees received an additional annual retainer of $10,000. The Non-Executive Chairman of the Board also received (i) an additional annual retainer of $140,000 paid in quarterly installments and (ii) a supplemental $35,000 pro-rated fee per month from January through mid-April, 2013, for additional responsibilities undertaken while the Board conducted a search for a permanent Chief Executive Officer.

Outside Directors may elect to receive all or a portion of their cash compensation for a calendar year in the form of restricted common stock units. After each quarter, shares with a fair market value equal to the fees payable for that quarter, calculated using the closing price on the NYSE on the last trading day of the quarter, are delivered to each Outside Director who elected before that calendar year to receive shares in lieu of cash payments.

Effective January 1, 2014, the Outside Directors’ annual retainer was increased to $75,000 payable quarterly and the meeting fee of $1,000 was eliminated. Also, the additional annual retainer paid to the Chair of the Compensation Committee was increased to $15,000 (other additional retainers were unchanged).

The Outside Directors also receive annual compensation in the form of equity to better align their interests with the interests of our shareholders. Beginning in 2012, the equity portion of the compensation for Outside Directors was paid in the form of restricted common stock units having a fair market value of $130,000. The restricted common stock units are granted to each Outside Director on June 1 of each calendar year (the “Date of Grant”). All restricted common stock units are settled through the issuance of common stock valued on the Date of Grant. Unless the director has elected a later settlement date before the Date of Grant, the restricted common stock units are settled on the earlier to occur of the first anniversary of the Date of Grant or the date that the Outside Director ceases to be a director other than as a result of removal from office. Beginning in 2012, Outside Directors elected other than at an annual meeting of shareholders were eligible for a partial equity award. If elected on or before August 31, the director would receive restricted common stock units with a fair market value of $130,000. If elected between September 1 and November 30, the director would receive restricted common stock units with a fair market value of $97,500. If elected between December 1 and February 28, the director would receive restricted common stock units with a fair market value of $65,000. If elected on or after March 1, no restricted common stock units would be granted until the next June 1 Date of Grant. Commencing June 1, 2014, the equity portion of the compensation for Outside Directors will be paid in the form of restricted common stock units having a fair market value of $150,000. Outside Directors elected other than at an annual meeting of shareholders are eligible for a partial equity award. If elected on or before August 31, the director will receive restricted common stock units with a fair market value of $150,000. If elected between September 1 and November 30, the director will receive restricted common stock units in with a fair market value of $112,500. If elected between December 1 and February 28, the director will receive restricted common stock units with a fair market value of $75,000. If elected on or after March 1, no restricted common stock units will be granted until the next June 1 Date of Grant.

Outside Directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees and director education programs.

The table below sets forth the compensation for our Outside Directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation $(3)	Total ($)
Carin M. Barth	$100,000	$129,981	$0	$0	$229,981
Kevin O. Meyers	$96,000	$129,981	$0	$0	$225,981
Jim W. Mogg	$0	$481,130	$0	$173,953	$655,083
William F. Owens	$106,333	$129,981	$0	$0	$236,314
Edmund P. Segner, III	$101,000	$129,981	$0	$0	$230,981
Randy I. Stein	$123,000	$129,981	$0	$0	$252,981
Michael E. Wiley	$99,000	$129,981	$0	$0	$228,981

(1)

For each director other than Mr. Mogg, this column includes $129,981, which is the grant date fair value of the awards as calculated in accordance with ASC Topic 718, of the portion of each director’s annual compensation paid in the form of restricted common stock units. This amount disregards the estimate of forfeitures. For additional information about assumptions see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013. This column also includes the dollar amount of director fees that were paid in the form of our restricted common stock units. After each quarter, restricted common stock units with a value equal to the fees payable for that quarter, calculated using the closing price of our common stock on the NYSE on the last trading day of the quarter, are delivered to the directors who elected before that quarter to receive restricted common stock units in lieu of cash payments. We began issuing restricted common stock units for director fees on July 1, 2012.

(2)	As of December 31, 2013, each director held the following number of outstanding options and restricted common stock units:

Non-Employee Director	Options	Restricted Stock Units
Carin M. Barth	0	11,828
Kevin O. Meyers	0	5,759
Jim W. Mogg	40,000	5,759
William F. Owens	7,500	5,759
Edmund P. Segner, III	20,000	12,945
Randy I. Stein	30,000	5,759
Michael E. Wiley	30,000	5,759

(3)	For the first quarter of 2013, the Company provided Jim W. Mogg with chartered aircraft transportation from his residence to the Company headquarters in Denver, Colorado on a weekly basis while the Company searched for a new chief executive officer. The Company considers this cost to be a necessary, business-related expense rather than a perquisite. However, per the SEC disclosure rules, we report the aggregate incremental cost of aircraft usage for Mr. Mogg’s travel, which totaled $173,953.41, as “All Other Compensation.” Aggregate incremental cost to the Company is calculated by using the actual expenses incurred during the year. The aggregate incremental cost of spouses and invited guests of Mr. Mogg who occasionally flew on the chartered airplane as additional passengers was a de minimis amount, and as a result, that amount is not reflected in the calculation of aggregate incremental cost in this table.

Approval of Related Party Transactions

The Charter of the Nominating and Corporate Governance Committee provides for that committee to review and approve, deny or ratify all related party transactions between the Company and related persons that are required to be disclosed under SEC rules. Related party transactions are strongly discouraged. All proposed related party transactions are disclosed to, and subject to approval by, the Nominating and Corporate Governance Committee and are considered on a case-by-case basis. There were no related party transactions in 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common stock.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all required reports of our officers, directors and greater than ten percent shareholders under Section 16(a) were timely filed during the year ended December 31, 2013. Subsequent to December 31, 2013, a late Form 4 report was filed for David Macosko, our Senior Vice President—Accounting, regarding a sale of 4,275 shares in December 2010.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics governing business conduct and relevant actions of our officers, directors, employees, and certain other persons who have relationships or dealings with us. The Code of Business Conduct and Ethics includes our code of ethics for senior financial management. The Code of Business Conduct and Ethics also sets forth procedures for reporting concerns about accounting, auditing, internal controls, financial, or other matters. The Code of Business Conduct and Ethics also provides a mechanism for reporting any written concerns or questions either to our General Counsel or to a third party monitored hotline service. Any concerns submitted on an anonymous basis related to financial matters will be directed to the Audit Committee, while any questions relating to any other matter will be directed to our legal counsel or human resources department. A current copy of the Code of Business Conduct and Ethics is posted on our website at www.billbarrettcorp.com and a printed copy may be obtained by sending a request to our Corporate Secretary at our corporate headquarters. Any waiver from a provision of the Code of Business Conduct and Ethics that applies to our directors or executive officers is required to be approved by the Board or the Nominating and Corporate Governance Committee, will be disclosed in accordance with the relevant rules and regulations of the SEC and the New York Stock Exchange and will be posted on our website.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

The Committee has reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

The Audit Committee also has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP such independent accountants’ independence. No services, other than audit and audit-related services, were performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2013. The Audit Committee believes that the provision of those services by Deloitte & Touche LLP to the Company and its subsidiaries is compatible with maintaining the principal auditors’ independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Respectfully submitted,

Randy I. Stein, Chair

Kevin O. Meyers

Edmund P. Segner, III

Michael E. Wiley

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This is sometimes referred to as “say-on-pay”. Approximately 92% of those shareholders casting votes at our 2013 annual meeting of shareholders (excluding broker non-votes) voted to approve our executive compensation as described in the proxy statement for the 2013 annual meeting of shareholders. We considered the results of this vote in 2013 to be an affirmation of our compensation philosophy. In accordance with the preferences of our shareholders as expressed at our 2011 annual meeting of shareholders, we are providing shareholders with the opportunity to approve the compensation of our named executive officers at each annual meeting of shareholders.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to encourage growth in our oil and natural gas reserves, production, cash flow, and profitability while focusing on controlling costs and achieving attractive returns on capital in order to enhance long-term shareholder value.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 2. Broker non-votes will have no effect on the outcome of the proposal.

Accordingly, we ask our shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP, 555 Seventeenth Street, Suite 3600, Denver, Colorado 80202, as our independent registered public accounting firm to examine and audit our financial statements for the year ending December 31, 2014. Services provided to us by Deloitte & Touche LLP during 2013 are described under “Fees to Independent Auditors” below. The Audit Committee has considered the audit fees and other fees paid to Deloitte & Touche LLP, as discussed below, and has determined that the payment of such fees is compatible with maintaining the independence of Deloitte & Touche LLP. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting and will be given the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in reviewing the integrity of financial controls and reporting. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint new independent registered public accountants at any time during the year if the Audit Committee believes that such a change would be in the best interests of our shareholders and us. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its selection.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of the votes cast affirmatively or negatively. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP. PROXIES WILL BE VOTED “FOR” THE PROPOSAL UNLESS OTHERWISE SPECIFIED.

Fees to Independent Auditors

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for its audit of our annual financial statements, its review of our quarterly financial statements, and the audit of our internal controls as required under the Sarbanes-Oxley Act of 2002, were $625,000 and $600,000 for 2012 and 2013, respectively.

Audit-Related Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for assurance and related services that are reasonably related to the performance of audit or review of our financial statements for 2012 was $46,000. The 2012 fees were incurred in connection with the review of documents with regard to our senior notes offering in March 2012 and the filing of registration statements on Forms S-3 and S-8 during 2012. We had no audit-related fees in 2013.

Tax Fees

None.

All Other Fees

None.

Audit Committee Pre-Approval

Our Audit Committee Charter provides that either (1) the Audit Committee shall pre-approve all auditing and non-auditing services of the independent auditor, subject to de minimis exceptions for other than audit, review, or attest services that are approved by the Audit Committee prior to completion of the audit; or (2) that the engagement of the independent auditor be entered into pursuant to pre-approved policies and procedures established by the Audit Committee, provided that the policies and procedures are detailed as to the particular services and the Audit Committee is informed of each service. The Audit Committee pre-approved all of Deloitte & Touche LLP’s fees for audit services in 2012 and 2013. Except as indicated above, there were no fees other than audit and audit-related fees for 2012 and 2013, and Deloitte & Touche LLP performed all the services described above with its full-time permanent employees.

OTHER BUSINESS

The Board of Directors is not aware of any other matters that are to be presented at the annual meeting, and it has not been advised that any other person will present any other matters for consideration at the meeting. Nevertheless, if other matters should properly come before the annual meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment. See “Proposals By Individual Shareholders; Discretionary Authority To Vote Proxies” below.

PROPOSALS BY INDIVIDUAL SHAREHOLDERS; DISCRETIONARY AUTHORITY TO VOTE PROXIES

In order to be considered for inclusion in our proxy statement and form of proxy relating to the next annual meeting of shareholders following the end of our 2014 fiscal year, proposals by individual shareholders must be received by us no later than November 26, 2014. Shareholder proposals also must comply with certain SEC rules and regulations.

Proposals that are not included in our proxy statement will be considered timely and may be presented at next year’s annual meeting only if the advance notice provisions of our Bylaws are satisfied. To be considered timely, proposals by shareholders generally must be made by notice in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no such meeting was held in the preceding year, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. A shareholder must also comply with certain other provisions of our Bylaws. A description of the procedures that must be followed by shareholders submitting proposals to nominate directors is described in greater detail above under “Proposal No. 1—Election of Directors.” A copy of our Bylaws is available on our website (go to www.billbarrettcorp.com then to the “About Us” tab and then to the “Corporate Governance” tab) or contact our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the SEC’s “householding” rules. These householding rules permit the delivery of only one set of proxy solicitation materials to shareholders who share the same address, unless otherwise requested. Any shareholder of record who shares an address with another shareholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge and/or request future delivery of separate materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100. Likewise, any shareholder of record who shares an address with another shareholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 1099 18th Street, Suite 2300, Denver, Colorado 80202 or calling (303) 293-9100.

AVAILABILITY OF REPORTS ON FORM 10-K

UPON WRITTEN REQUEST, WE WILL PROVIDE, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013 TO ANY OF OUR SHAREHOLDERS OF RECORD, OR TO ANY SHAREHOLDER WHO OWNS OUR COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER AS NOMINEE, AT THE CLOSE OF BUSINESS ON MARCH 17, 2014. ANY REQUEST FOR A COPY OF OUR ANNUAL REPORT ON FORM 10-K SHOULD BE MAILED TO OUR CORPORATE SECRETARY, BILL BARRETT CORPORATION, 1099 18th STREET, SUITE 2300, DENVER, COLORADO 80202, OR BY CALLING (303) 293-9100.

This notice and proxy statement are sent by order of the Board of Directors.

Dated March 26, 2014	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2014. You are requested to cast your proxy as instructed in the Important Notice Regarding the Availability of Proxy Materials whether or not you expect to attend the meeting in person. You may request paper copies of the proxy materials free of charge by following the instructions on the Important Notice Regarding the Availability of Proxy Materials. If you request a paper proxy, please complete, date, and sign the enclosed form of proxy card and return it promptly in the envelope provided. By submitting your proxy promptly, you can help us avoid the expense of follow-up mailings to ensure a quorum so that the meeting can be held. We encourage you to vote via the Internet.

* * * * *

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 4 MMMMMMMMM ADD 5 Proxies 12:00 a. m. submitted , Mountain by Time, the Internet May 6, or 2014. telephone must be received by ADD 6 Vote by Internet • Go to www.envisionreports.com/BBG • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in • Follow the instructions provided by the recorded message this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01—Carin M. Barth 02—Kevin O. Meyers 03—Jim W. Mogg 04—Edmund P. Segner, III 05—Michael E. Wiley 06—R. Scot Woodall For Against Abstain For Against Abstain 2. Proposal to approve an advisory resolution regarding 3. Proposal to ratify the appointment of Deloitte & Touche LLP as executive compensation (“Say-on-Pay”). our independent registered public accounting firm for 2014. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMM 6 2 D V 1 9 4 0 1 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01SI2B

2014 Annual Meeting 2014 Annual Meeting of Bill Barrett Corporation Shareholders May 6, 2014, 8:00 a.m., Local Time Bill Barrett Corporation 1099 18th Street, Suite 2300 Denver, CO 80202 Upon arrival, please check in at the front desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — BILL BARRETT CORPORATION Notice of 2014 Annual Meeting of Shareholders Bill Barrett Corporation 1099 18th Street, Suite 2300 Proxy Denver, Solicited Colorado 80202 by Board of Directors for Annual Meeting — May 6, 2014 R. Scot Woodall or Kenneth A. Wonstolen, or either of them, each with the power of substitution, are hereby appointed as proxies and are authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Bill Barrett Corporation to be held on May 6, 2014 or at any postponement or adjournment thereof. Shares represented by this proxy, when properly executed, will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will vote FOR all nominees and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)